UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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The Timken Company

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Notice of

2013

Annual Meeting of

Shareholders

and

Proxy Statement

THE TIMKEN COMPANY

Canton, Ohio U.S.A.

i

Ward Timken, Jr. Chairman — Board of Directors

March     , 2013

Dear Shareholder:

The 2013 Annual Meeting of Shareholders of The Timken Company will be held on Tuesday, May 7, 2013, at ten o’clock in the morning at the corporate offices of the company in Canton, Ohio.

This year, you are being asked to act upon six matters. The first five matters (Items 1 through 5) are the election of Directors, ratification of our independent auditor selection, advisory approval of a resolution regarding our named executive officer compensation, and approval of amendments to our Amended Articles of Incorporation and Amended Regulations to eliminate certain supermajority voting requirements, all of which are recommended by your Board of Directors. The sixth matter is consideration of a shareholder proposal that your Directors are recommending you do not support. Details of these matters are contained in the accompanying Notice of 2013 Annual Meeting of Shareholders and Proxy Statement.

Please read the enclosed information carefully before voting your shares. Voting your shares as soon as possible will ensure your representation at the meeting, whether or not you plan to attend.

I appreciate the strong support of our shareholders over the years and look forward to a similar vote of support at the 2013 Annual Meeting of Shareholders.

Sincerely,

Ward J. Timken, Jr.

Enclosure

The Timken Company

1835 Dueber Avenue, S.W.

P. O. Box 6927

Canton, OH 44706-0927

United States

Stronger.Commitment. Stronger.Value. Stronger.Worldwide. Stronger.Together. I Stronger.By Design.

THE TIMKEN COMPANY

Canton, Ohio

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

The 2013 Annual Meeting of Shareholders of The Timken Company will be held on Tuesday, May 7, 2013, at 10:00 a.m., at 1835 Dueber Avenue, S.W., Canton, Ohio, 44706 for the following purposes:

1.	To elect twelve Directors to serve for a term of one year.

2.	To ratify the selection of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2013.

3.	To approve, on an advisory basis, a resolution regarding named executive officer compensation.

4.	To approve amending the Company’s Amended Articles of Incorporation.

5.	To approve amending the Company’s Amended Regulations.

6.	To consider a proposal submitted by a shareholder recommending that the Board of Directors engage an investment banking firm to effectuate a spin-off of the Company’s steel business segment into a separately traded public company.

7.	To transact such other business as may properly come before the meeting.

Shareholders of record of The Timken Company common stock at the close of business on February 20, 2013, are the shareholders entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE 2013 ANNUAL MEETING OF SHAREHOLDERS, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED OR VOTE YOUR SHARES ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PROVIDED ON THE ENCLOSED PROXY CARD.

Effect of Not Casting Your Vote. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials will be forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote and are also invited to attend the 2013 Annual Meeting of Shareholders. Your broker, bank or nominee will enclose a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares. If you do not return the voting instruction card, the broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable New York Stock Exchange rules, brokers have the discretion to vote only on any matters deemed by the New York Stock Exchange to be routine, such as the ratification of the selection of the Company’s independent auditor (Item 2 of this Proxy Statement). The election of Directors (Item 1 of this Proxy Statement), the shareholder advisory vote on named executive officer compensation (Item 3 of this Proxy Statement), the two proposals to consider amending the Company’s Amended Articles of Incorporation and Amended Regulations (Items 4 and 5 of this Proxy Statement), and the shareholder proposal (Item 6 of this Proxy Statement) are not considered to be routine matters, and your broker will not have discretion to vote on those matters unless you specifically instruct your broker to do so by returning your signed voting instruction card. If you do not provide voting instructions to your broker, your shares will not be voted for the election of any Director nominee or on any matter for which your broker does not have discretionary authority.

SCOTT A. SCHERFF

Corporate Secretary and

Vice President — Ethics and Compliance

March    , 2013

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting of Shareholders to be held on May 7, 2013: This Proxy Statement and our 2012 Annual Report to Shareholders are available on the Investors’ section of our website www.timken.com/investors.

THE TIMKEN COMPANY

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of The Timken Company, an Ohio corporation (the “Company,” “we,” or “us”), in connection with the 2013 Annual Meeting of Shareholders to be held on May 7, 2013, at 10:00 a.m. local time at our corporate offices, and at any adjournments and postponements thereof, for the purpose of considering and acting upon the matters specified in the foregoing Notice. The mailing address of our corporate offices is 1835 Dueber Avenue, S.W., Canton, Ohio 44706-2798. The approximate date on which this Proxy Statement and proxy card will be first sent or given to our shareholders is March     , 2013.

The Board of Directors is not aware that matters other than those specified in the foregoing Notice will be brought before the meeting for action. However, if any such matters should be brought before the meeting, the persons appointed as proxies may vote or act upon such matters according to their judgment.

ELECTION OF DIRECTORS

We presently have twelve Directors who, pursuant to our Amended Regulations, are divided into three classes with four Directors in Class I, four Directors in Class II and four Directors in Class III. At the 2010 annual meeting, our shareholders approved an amendment to our Regulations that eliminated, over a three-year period, the classified structure of our Board of Directors. The Directors elected at the 2010 annual meeting were elected for a three-year term; Directors elected at the 2011 annual meeting were elected for a two-year term; and Directors elected at the 2012 annual meeting were elected for a one-year term. At the 2013 Annual Meeting of Shareholders and thereafter, all Directors will stand for election for a one-year term. Accordingly, at the 2013 Annual Meeting of Shareholders, twelve Directors will be elected for a one-year term to expire at the 2014 annual meeting. Candidates for Director receiving the greatest number of votes will be elected. Abstentions and “broker non-votes” (where a broker, other record holder, or nominee indicates on a proxy card that it does not have authority to vote certain shares on a particular matter) will not be counted in the election of Directors and will not have any effect on the result of the vote.

Pursuant to the Majority Voting Policy of the Board of Directors, any Director who fails to receive a majority of the votes cast in his or her election will submit his or her resignation to the Board of Directors promptly after the certification of the election results. The Board of Directors and the Nominating and Corporate Governance Committee will then consider the resignation in light of any factors they consider appropriate, including the Director’s qualifications and service record, as well as any reasons given by shareholders as to why they voted against (or withheld votes from) the Director. The Board of Directors is required to determine whether to accept or reject the tendered resignation within 90 days following the election and to disclose its decision on a Current Report on Form 8-K, as well as the reasons for rejecting any tendered resignation, if applicable.

If any nominee becomes unable, for any reason, to serve as a Director, or should a vacancy occur before the election (which events are not anticipated), the Directors then in office may substitute another person as a nominee or may reduce the number of nominees as they deem advisable.

ITEM NO. 1

ELECTION OF DIRECTORS

The Board of Directors, by resolution at its February 8, 2013 meeting, based on the recommendation of the Nominating and Corporate Governance Committee of the Board, nominated the twelve individuals set forth below to be elected Directors at the 2013 Annual Meeting of Shareholders to serve for a term of one year expiring at the annual meeting in 2014 (or until their respective successors are elected and qualified). All of the nominees, except Diane C. Creel, have been previously elected as a Director by our shareholders. Ms. Creel was elected as a Director by the Board on June 15, 2012 to fill a vacancy for a term that expires at the 2013 Annual Meeting of Shareholders. Each of the nominees listed below has consented to serve as a Director if elected.

Unless otherwise indicated on any proxy, the persons named as proxies on the enclosed proxy card intend to vote the shares covered by such proxy card in favor of the nominees named below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW.

NOMINEES

The following information, obtained in part from the respective nominees and in part from our records, describes the background and experience of each nominee as of January 4, 2013.

John M. Ballbach

Age 52

Director since 2009

Mr. Ballbach is a private investor who previously served as President and Chief Executive Officer of VWR International, LLC, a leading global laboratory supply company, from 2005 through July 2012 and was appointed Chairman of the Board of that company in 2007. Prior to joining VWR International, Mr. Ballbach was employed by the Valspar Corporation beginning in 1990. He progressed through a series of management positions to become its President and Chief Operating Officer from 2002 through 2004. He has served as a director of Valspar Corporation since 2012 and was formerly a director of VWR International from 2005 to 2012.

Mr. Ballbach provides the Board with valuable insight and perspective on general and strategic business matters based on his executive and management experience at VWR International and Valspar. Mr. Ballbach’s leadership experience enables him to offer a global perspective as well as specific insights into supply chain management which have been important in guiding the Board’s discussion and planning as the Company continues to sharpen its focus on expanding globally and capturing growth opportunities in diverse industrial markets with strong aftermarket potential.

Mr. Ballbach is a member of the Audit Committee.

Phillip R. Cox

Age 65

Director since 2004

Mr. Cox has been President and Chief Executive Officer of Cox Financial Corporation, a financial services company that he founded, for over 35 years. In addition, Mr. Cox is currently non-executive Chairman of Cincinnati Bell, where he has served as a director since 1993. He has also served as a director of Touchstone Mutual Funds since 1994 and Diebold, Incorporated since 2005. Mr. Cox formerly served as a director of Duke Energy Corporation from 2006 to 2008, and prior to its merger with Duke Energy, Cinergy Corp. from 1994 to 2005.

Mr. Cox provides guidance to our Board based on his extensive knowledge of finance, investments and capital markets. Mr. Cox brings the perspective of a member of several corporate boards, including as non-executive Chairman and a member of the Audit and Finance, Governance and Nominating and Compensation committees of Cincinnati Bell and Chairman of the Compensation Committee and member of the Investment Committee of Diebold.

Mr. Cox is a member of the Audit Committee.

Diane C. Creel

Age 64

Director since 2012

Ms. Creel served as Chairman, Chief Executive Officer and President of Ecovation Inc., a subsidiary of Ecolab Inc., a waste stream technology company using patented technologies, until her retirement in 2008. Prior to Ecovation, Ms. Creel was Chairman, Chief Executive Officer and President of Earth Tech, Inc. from 1992 to 2003. Ms. Creel has served as a director of Allegheny Technologies Incorporated since 1996 and Enpro Industries, Inc. since 2009. Ms. Creel was formerly a director of Foster Wheeler Ltd. until 2008 and Goodrich Corporation until 2012.

Ms. Creel brings our Board the benefits of her deep experience as a senior executive and Board member of several industrial companies. Ms. Creel’s expertise in engineering, construction and green technology provides a key industry perspective to the Board. Ms. Creel also has experience in mergers and acquisitions, which serves the Board well when evaluating organic and inorganic growth opportunities. Ms. Creel brings the perspective of a member of several boards, including as Lead Independent Director as well as Chair of the Nominating and Governance Committee and member of the Finance and Personnel and Compensation Committees of Allegheny Technologies Incorporated and member of the Audit and Risk Management and Compensation and Human Resources committees of Enpro Industries, Inc.

Ms. Creel is a member of the Compensation Committee as well as the Audit Committee.

James W. Griffith

Age 59

Director Since 1999

Mr. Griffith has served as President and Chief Executive Officer of The Timken Company since 2002. Mr. Griffith joined the Company in 1984 and has held positions as plant manager, Vice President of Manufacturing in North America and Managing Director of our business in Australia. From 1996 to 1999, he led our automotive business in North America and our bearing business activities in Asia and Latin America. He was elected President and Chief Operating Officer in 1999. Since that time, Mr. Griffith has led a transformation of the Company focused on continuously increasing value for customers and shareholders. He has also served as a director of Illinois Tool Works since 2012 and served as a director of Goodrich Corporation until 2012.

As CEO, Mr. Griffith is focused on all aspects of Timken’s operations and plays a critical role in communicating management’s perspective on important matters to the Board. He also provides the Board with in-depth knowledge of each of Timken’s businesses and the global industry and macro-economic challenges and opportunities facing the Company. Mr. Griffith brings the perspective of a member of the board of Illinois Tool Works, including serving as a member of the Audit and Compensation Committee, and is a former member of the board of Goodrich Corporation.

John A. Luke, Jr.

Age 64

Director since 1999

Mr. Luke has served as the Chairman and Chief Executive Officer of MeadWestvaco Corporation, a leading global producer of packaging, coated and specialty papers, consumer and office products and specialty chemicals since 2003. Mr. Luke joined the executive ranks of Westvaco in 1990 after holding leadership positions across the organization, including positions in treasury, marketing and international sales. As a senior executive at Westvaco, Mr. Luke led the process of merging the Westvaco Corporation with the Mead Corporation in 2002. Mr. Luke has also served as a director of The Bank of New York Mellon Corporation since 2007 and MeadWestvaco Corporation since 2002.

Mr. Luke brings deep executive leadership experience to our Board, including expertise in leading large corporate transformations and evaluating and executing inorganic growth opportunities through acquisitions. As Chief Executive Officer of a company that was founded by his ancestors in 1888, Mr. Luke also brings a unique perspective regarding the challenges and opportunities of transforming a family business into a global corporation. Mr. Luke brings the perspective gained from serving on two corporate boards, including as Chairman and a member of the Executive Committee of MeadWestvaco Corporation and Chair of the Corporate Governance and Nominating Committee and a member of the Risk and Executive Committees of Bank of New York Mellon Corporation.

Mr. Luke is a member of the Nominating and Corporate Governance Committee and chairs the Compensation Committee.

Joseph W. Ralston

Age 69

Director since 2003

General Ralston has served as Vice Chairman of The Cohen Group, an organization that provides clients with comprehensive tools for understanding and shaping their business, political, legal, regulatory and media environments, since 2003. General Ralston completed a distinguished 37-year Air Force career as Commander, U.S. European Command and Supreme Allied Commander Europe, NATO in 2003. Previously, General Ralston served as Vice Chairman of the Joint Chiefs of Staff, the nation’s second highest-ranking military officer. General Ralston also has served on the boards of Lockheed Martin Corporation and URS Corporation since 2003.

General Ralston’s experience in the private sector, combined with his distinguished career leading thousands of U.S. troops, provides our Board with unmatched expertise across a range of complex operational, human resources, supply chain/logistical and other issues facing a global corporation. Based on his extensive military experience, General Ralston also provides specific insights and knowledge in aerospace, an important segment for the Company. Additionally, General Ralston’s understanding of the political environment in Washington allows him to guide our Board on the challenges and opportunities resulting from governmental actions. General Ralston also brings the perspective of a member of two corporate boards, including as Chair of the Compensation Committee as well as member of the Audit and Board Affairs Committee of URS Corporation and member of the Classified Business and Security, Ethics and Sustainability and Strategic Affairs and Finance Committees of Lockheed Martin.

General Ralston is a member of the Compensation Committee, chairs the Nominating and Corporate Governance Committee and also serves as Lead Director.

John P. Reilly

Age 69

Director since 2006

Mr. Reilly served as the Chairman, President and Chief Executive Officer of Figgie International, an international diversified operating company, until 1998. He has more than 30 years of experience in the automotive industry, where he served as President and Chief Executive Officer of several automotive suppliers, including Stant Corporation and Tenneco Automotive. He also held leadership positions at the former Chrysler Corporation and Navistar International and served as President of Brunswick Corporation. Mr. Reilly also serves as a director and non-executive Chairman of Exide Technologies and Material Sciences Corporation, having served on each company’s board since 2004.

Mr. Reilly brings to our Board the benefits of his extensive automotive industry experience and provides our Board with valuable insight in a significant market for Timken. Based on his 40 years of successful executive leadership with Figgie International, Stant Corporation and Tenneco Automotive, Mr. Reilly is also able to help guide the Board in making strategic and business decisions. Mr. Reilly brings his perspective as non-executive Chairman of two corporate boards, as well as a member of the Compensation Committee of Exide Technologies and Audit Committee of Material Sciences Corporation.

Mr. Reilly is a member of the Compensation and Audit Committees.

Frank C. Sullivan

Age 52

Director since 2003

Mr. Sullivan has held the position of Chairman and Chief Executive Officer of RPM International Inc., a world leader in specialty coatings, since 2008. Mr. Sullivan was appointed RPM’s Chief Executive Officer in 2002, prior to which he held positions in sales and corporate development before becoming Chief Financial Officer in 1993. Mr. Sullivan held various positions in the areas of commercial lending and corporate finance in the banking industry before joining RPM in 1987.

Mr. Sullivan provides the Board with an extensive financial background based on his years as a Chief Financial Officer. In addition, having served as a Chief Executive Officer and director of a multinational company, Mr. Sullivan also brings invaluable executive experience on a wide array of issues including strategic planning and the evaluation and execution of merger and acquisition opportunities. As Chief Executive officer of a company that was founded by his ancestors in 1947, Mr. Sullivan also brings to the Board knowledge and understanding of the evolution of a family business into a large public company.

Mr. Sullivan chairs the Audit Committee as well as serving on the Nominating and Corporate Governance Committee.

John M. Timken, Jr.

Age 61

Director since 1986

Mr. Timken is a private investor who has been a successful entrepreneur and significant shareholder of The Timken Company for many years. Mr. Timken’s ventures include involvement in a cable television business and establishing one of the largest commercial mushroom farms in North America. Mr. Timken currently serves as a director and co-founder of a flexible packaging business.

Mr. Timken’s experience as an investor in identifying and helping to increase value across a range of businesses provides the Board with important input in evaluating and guiding the Company in making important capital allocation decisions.

Mr. Timken is a member of the Audit Committee.

Ward J. Timken

Age 70

Director since 1971

Mr. Timken currently serves as President of The Timken Foundation of Canton, a private charitable foundation that promotes civic betterment through capital fund grants. He has held that position since 2004. The Timken Foundation is not affiliated with The Timken Company. Previously Mr. Timken held various leadership positions within The Timken Company before retiring in 2003.

Mr. Timken provides the Board with valuable experience and insight into important strategic matters facing the Company, having served in prominent leadership positions during his 36-year tenure with the Company. Specifically, Mr. Timken’s leadership positions within the steel business, corporate development, human resources and community relations bring a wealth of knowledge to the Board relating to a wide array of matters including broad expertise regarding international global manufacturing.

Ward J. Timken is the father of Ward J. Timken, Jr. and the cousin of John M. Timken, Jr.

Ward J. Timken, Jr.

Age 45

Director since 2002

Mr. Timken has served as Chairman of the Board of Directors of The Timken Company since 2005. Previously, Mr. Timken was President of our steel business from 2004 to 2005, Corporate Vice President from 2000 to 2003 and held key leadership positions in Timken’s European and Latin American businesses from 1992 to 2000. Prior to joining Timken, Mr. Timken opened and managed the

Washington, D.C. office of McGough & Associates, a Columbus, Ohio-based government affairs consulting firm. Mr. Timken is also a member of the Board of Pella Corporation, where he has served since 2008.

Mr. Timken provides the Board with relevant experience from having served in several key leadership positions during his tenure with Timken. As President of the steel business, Mr. Timken led the business to record levels of profitability, and as Corporate Vice President, he was responsible for strategy development, including leading the Company’s diversification efforts in the Process Industries segment. Mr. Timken’s broad-based experience and familiarity with each of Timken’s businesses, along with his deep understanding of the global industry dynamics across the Company’s markets, allow Mr. Timken to play a key role in all matters involving the Board.

Jacqueline F. Woods

Age 65

Director since 2000

Ms. Woods served as the President of Ameritech Ohio (subsequently renamed AT&T Ohio), a telecommunications company, until her retirement in 2000. At Ameritech Ohio, Ms. Woods also held various positions in finance, operations, marketing, sales and government affairs. Ms. Woods was inducted into the Ohio Women’s Hall of Fame in 1998. Ms. Woods has served on the boards of School Specialty, Inc. since 2006 and The Andersons, Inc. since 1999.

Ms. Woods’ extensive executive management experience within a large company enables her to help guide the Board in making decisions in areas such as marketing, strategy development, corporate governance and compensation. In addition, her executive experience at a primarily consumer-oriented company provides a valuable perspective on customer service. Ms. Woods also brings her perspective as a member of two corporate boards, including serving as a member of the Governance and Nominating and Compensation committees of School Specialty, Inc. and the Audit, Governance and Nominating and Compensation committees of The Andersons, Inc.

Ms. Woods is a member of the Compensation Committee as well as the Nominating and Corporate Governance Committee.

Independence Determinations

The Board of Directors has adopted the independence standards of the New York Stock Exchange listing requirements for determining the independence of Directors. The Board has determined that the following Director nominees meet those independence standards: John M. Ballbach, Phillip R. Cox, Diane C. Creel, John A. Luke, Jr., Joseph W. Ralston, John P. Reilly, Frank C. Sullivan, John M. Timken, Jr., and Jacqueline F. Woods. With respect to John M. Timken, Jr., the Board determined that his family relationship to Ward J. Timken and Ward J. Timken, Jr. does not impair his independence.

Related Party Transactions Approval Policy

Our Directors and executive officers are subject to our Standards of Business Ethics, which require that any potential conflicts of interest, such as significant transactions with related parties, be reported to our General Counsel. Our Directors and executive officers are also subject to the Timken Policy Against Conflicts of Interest, which requires that an employee or Director avoid placing himself or herself in a position in which his or her personal interests could interfere in any way with our interests. While not every situation can be identified in a written policy, the Timken Policy Against Conflicts of Interest does specifically prohibit the following situations:

•	competing against the Company;

•	holding a significant financial interest in a company doing business with or competing with the Company;

•

accepting gifts, gratuities or entertainment from any customer, competitor or supplier of goods or services to the Company, except to the extent they are customary and reasonable in amount and not in consideration for an improper action by the recipient;

•	using for personal gain any business opportunities that are identified through a person’s position with the Company;

•	using the Company’s property, information or position for personal gain;

•	using the Company’s property other than in connection with our business;

•	maintaining other employment or a business that adversely affects a person’s job performance at the Company; and

•	doing business on the Company’s behalf with a relative or another company employing a relative.

In the event of any potential conflict of interest, pursuant to the charter of the Nominating and Corporate Governance Committee and the provisions of the Standards of Business Ethics and the Timken Policy Against Conflicts of Interest, the Nominating and Corporate Governance Committee would review and, considering such factors as it deems appropriate under the circumstances, make a determination as to whether to grant a waiver to the policies for any such situation. Any waiver would be promptly disclosed to shareholders.

During 2012, the Company made purchases of electric motor repair services in the ordinary course of business from Hannon Electric Company (“HEC”) totaling approximately $210,000. The wife and two minor children of Christopher A. Coughlin, our Group President, have minority interests in HEC and Mr. Coughlin’s father-in-law and mother-in-law are the majority owners of HEC. The Nominating and Corporate Governance Committee determined that the payments to HEC during 2012 were de minimis, both to HEC and the Company, that the terms of the purchases from HEC were no more favorable to HEC than terms generally available to any other third-party supplier to the Company, and that Mr. Coughlin exercises no influence over the Company’s relationship with HEC.

Board and Committee Meetings

The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. During 2012, there were nine meetings of the Board of Directors, eight meetings of its Audit Committee, five meetings of its Compensation Committee and three meetings of its Nominating and Corporate Governance Committee. All Directors attended 75 percent or more of the meetings of the Board and its committees on which they served. It is our policy that all members of the Board of Directors attend the annual meeting of shareholders, and in 2012, all members attended the meeting. At each regularly scheduled meeting of the Board of Directors, the nonemployee Directors and the independent Directors also meet separately in executive sessions.

DIRECTOR COMPENSATION

Cash Compensation

Each nonemployee Director who served in 2012 was paid at the annual rate of $80,000 for services as a Director. At its meeting on February 9, 2012, the Board of Directors approved an additional annual fee of $10,000 for the Lead Director, beginning January 1, 2012. In addition to base compensation, the following fees were paid for serving on a committee of the Board in 2012.

Committee	Chairperson Fee	Member Fee
Audit	$30,000	$15,000
Compensation	$15,000	$ 7,500
Nominating & Corporate Governance	$15,000	$ 7,500

On February 8, 2013, the Board of Directors approved a $10,000 increase to the annual fee for the Lead Director and a $2,500 increase to the annual fee for the Chair of the Nominating and Corporate Governance Committee.

Stock Compensation

Each nonemployee Director serving at the time of our annual meeting of shareholders on May 8, 2012, received a grant of 2,175 shares of common stock under The Timken Company 2011 Long-Term Incentive Plan (the “Long-Term Incentive Plan”) following the meeting. The shares received are required to be held by each nonemployee Director until his or her departure from the Board of Directors. Upon a Director’s initial election to the Board, each new nonemployee Director receives a grant of 2,000 restricted shares of common stock under the Long-Term Incentive Plan, which vest one-fifth annually over a five-year period. Diane C. Creel received such a grant on August 6, 2012. The Compensation Committee of the Board of Directors has adopted share ownership guidelines that require nonemployee Directors to own 8,000 shares of our common stock. As of December 31, 2012, all of our nonemployee Directors, other than Ms. Creel, met their ownership requirements.

Compensation Deferral

Any Director may elect to defer the receipt of all or a specified portion of his or her cash and/or stock compensation in accordance with the provisions of the Director Deferred Compensation Plan. Pursuant to the plan, cash fees can be deferred and paid at a future date requested by the Director. The amount will be adjusted based on investment crediting options, which include interest earned quarterly at a rate based on the prime rate plus one percent or the total shareholder return on our common stock, with amounts paid either in a lump sum or in installments in cash. Stock compensation can be deferred to a future date and paid either in a lump sum or installments and is payable in shares plus a cash amount representing dividend equivalents during the deferral period.

2012 DIRECTOR COMPENSATION TABLE

The following table provides details of nonemployee Director compensation in 2012:

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Total
John M. Ballbach	$ 95,000	$115,319	$210,319
Phillip R. Cox	$ 95,000	$115,319	$210,319
Diane C. Creel	$ 51,250	$ 75,120	$126,370
John A. Luke, Jr.	$102,500	$115,319	$217,819
Joseph W. Ralston	$112,500	$115,319	$227,819
John P. Reilly	$102,500	$115,319	$217,819
Frank C. Sullivan	$117,500	$115,319	$232,819
John M. Timken, Jr.	$ 95,000	$115,319	$210,319
Ward J. Timken	$ 80,167	$115,319	$195,486
Jacqueline F. Woods	$ 95,000	$115,319	$210,319

(1)	Ward J. Timken, Jr., Chairman, and James W. Griffith, President and Chief Executive Officer, are not included in this table as they are employees of the Company and receive no compensation for their services as Directors.

(2)	The amount shown for each Director, other than Diane C. Creel, is the grant date fair value of the award of 2,175 shares of common stock made on May 8, 2012, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or FASB ASC Topic 718). These awards vested upon grant. Ms. Creel received a grant of 2,000 restricted shares (as further described above) upon becoming a nonemployee Director on August 6, 2012, which grant was also valued in accordance with FASB ASC Topic 718.

Until 2005, a portion of the compensation for the Directors included stock option grants. As of December 31, 2012, the following individuals held the following number of outstanding options and unvested restricted shares:

Name	Outstanding Options	Unvested Restricted Shares
John M. Ballbach	0	800
Phillip R. Cox	0	0
Diane C. Creel	0	2,000
John A. Luke, Jr.	9,000	0
Joseph W. Ralston	6,000	0
John P. Reilly	0	0
Frank C. Sullivan	0	0
John M. Timken, Jr.	0	0
Ward J. Timken	0	0
Jacqueline F. Woods	0	0

BOARD LEADERSHIP STRUCTURE

The Board is currently led by Chairman Ward J. Timken, Jr. In addition, the independent directors have designated Joseph W. Ralston as Lead Director.

The Chairman oversees the planning of the annual Board calendar and, with the Chief Executive Officer (“CEO”), in consultation with the other directors, schedules and sets the agenda for meetings of the Board and leads the discussions at such meetings. In addition, the Chairman provides guidance and oversight to management, helps with the formulation and implementation of the Company’s strategic plans and acts as the Board’s liaison to management. In this capacity, the Chairman, along with the CEO, is actively engaged on significant matters affecting the Company. The Chairman also leads the Company’s annual meetings of shareholders and performs such other functions and responsibilities as set forth in the Board of Directors General Policies and Procedures or as requested by the Board from time to time.

The Board’s preferred governance structure is to separate the roles of Chairman and CEO. With limited exceptions, these roles have been separate for over 80 years. While recognizing that there is no single, generally accepted approach to providing Board leadership and that the Board’s leadership structure may vary in the future as circumstances warrant, the Board considers this balance of leadership between the two positions to be a strength for the Company.

The Lead Director’s duties include: (a) developing agendas for, and presiding over, the executive sessions of the independent directors; (b) reporting the results of the executive sessions to the CEO and Chairman; (c) providing feedback as required to the other directors on the issues discussed with the CEO and Chairman; (d) serving as a liaison with the CEO, Chairman and the independent directors; (e) presiding at all meetings of the Board at which the Chairman is not present; (f) approving information sent to the Board; (g) approving agendas for Board meetings; (h) approving Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items; (i) calling meetings of the independent directors; and (j) ensuring that he or she is available for consultation and direct communications with major shareholders as appropriate.

RISK OVERSIGHT

The Board of Directors primarily relies on its Audit Committee for oversight of the Company’s risk management. The Audit Committee regularly reviews issues that present particular risks to the Company, including those involving competition, customer demands, economic conditions, planning, strategy, finance, sales and marketing, products, information technology, facilities and operations, supply chain or legal matters. The full Board also reviews these issues as appropriate. The Board believes that this approach, supported by our senior leadership structure, provides appropriate checks and balances against undue risk taking.

AUDIT COMMITTEE

We have a standing Audit Committee that has oversight responsibility with respect to our independent auditors and the integrity of our financial statements. The Audit Committee is composed of Frank C. Sullivan (Audit Committee Chairman), John M. Ballbach, Phillip R. Cox, Diane C. Creel, John P. Reilly, and John M. Timken, Jr. Our Board of Directors has determined that each member of the Audit Committee is financially literate and independent as defined in the listing standards of the New York Stock Exchange. Our Board of Directors has determined that Frank C. Sullivan qualifies as the Audit Committee financial expert.

The Audit Committee’s charter is available on our website at www.timken.com/investors/governance.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management and our independent auditors the audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The Audit Committee has also discussed with our independent auditors the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosure and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, has discussed with our independent auditors such independent auditors’ independence, and has considered the compatibility of non-audit services with the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Securities and Exchange Commission.

Frank C. Sullivan (Audit Committee Chairman)

John M. Ballbach

Phillip R. Cox

Diane C. Creel

John P. Reilly

John M. Timken, Jr.

COMPENSATION COMMITTEE

We have a standing Compensation Committee that establishes and administers our policies, programs and procedures for compensating our senior management and Board of Directors. Members of the Compensation Committee are John A. Luke, Jr. (Compensation Committee Chairman), Joseph W. Ralston, John P. Reilly, and Jacqueline F. Woods. Our Board of Directors has determined that all members of the Compensation Committee are independent as defined in the listing standards of the New York Stock Exchange.

With the guidance and approval of the Compensation Committee, we have developed compensation programs for our executive officers, including the CEO and the other executive officers named in the Summary Compensation Table, that are intended to enable us to attract, retain and motivate superior quality executive management; reward executive management for financial performance and the achievement of strategic objectives; and align the financial interests of executive management with those of our shareholders. The Compensation Committee determines specific compensation elements for the CEO and the Chairman and considers and acts upon recommendations made by the CEO and the Chairman regarding the other executive officers.

The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of the Senior Vice President — Human Resources and Organizational Advancement. The meetings are regularly attended by the Chairman, CEO, Senior Vice President — Human Resources and

Organizational Advancement, and Vice President — Total Rewards. At each meeting, the Compensation Committee meets in executive session. The Chairman of the Compensation Committee reports the Committee’s actions regarding compensation of executive officers to the full Board of Directors. Our Human Resources and Organizational Advancement department supports the Compensation Committee in its duties and may be delegated certain administrative duties in connection with our compensation programs. The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of Director or executive officer compensation and the sole authority to approve the fees and other retention terms of any compensation consultants. The Compensation Committee has engaged Towers Watson, a global professional services firm, to conduct annual reviews of its total compensation programs for executive officers and, from time-to-time, to review the total compensation of Directors. Towers Watson also provides information to the Compensation Committee on trends in executive compensation and other market data.

With respect to Director compensation, as stated above, the Compensation Committee periodically engages Towers Watson to conduct reviews of total Director compensation, and the Committee then recommends to the full Board of Directors changes in Director compensation that will enhance our ability to attract and retain qualified Directors.

In January 2010, the firm of Towers Watson was created by the merger of Towers Perrin and Watson Wyatt. Towers Perrin had served as an advisor to the Compensation Committee for close to 20 years and was directly engaged by and accountable to the Committee. Watson Wyatt had been our long-time independent actuary. During fiscal 2012, Towers Watson was paid $179,634 for executive compensation advice and $2,271,900 for actuarial and other services to us and our benefit plans.

The Compensation Committee has concluded that the advice received by the Committee from Towers Watson continues to be objective, unbiased and independent. The Compensation Committee’s careful oversight of the relationship with Towers Watson with respect to compensation advice mitigates the possibility that management could potentially misuse the actuarial engagement to influence Towers Watson’s compensation work for the Committee. The Compensation Committee annually reviews the charges to the Company from Towers Watson for executive compensation advice and other services for the preceding three years, along with an estimate of services for the coming year. Additionally, Towers Watson has adopted internal safeguards to ensure that its executive compensation unit is maintained separately from its actuarial business.

The Compensation Committee also plays an active role in our executive officer succession planning process. The Compensation Committee meets regularly with senior management to ensure that an effective succession process is in place and to discuss potential successors for executive officers. As part of this process, executive officer position profiles are updated to highlight the key skills required to meet future demands, and potential successors are evaluated and development plans are reviewed. At the end of each year, the Compensation Committee reviews the performance of the executive officers and potential successors. The Compensation Committee’s succession planning activities are discussed with the full Board in executive session.

The Compensation Committee’s charter is available on our website at www.timken.com/investors/governance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2012 with our management. Following the review and discussion referred to above, the Compensation Committee recommended to our Board of Directors, and our Board approved, the inclusion of the CD&A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and this Proxy Statement for filing with the Securities and Exchange Commission.

John A. Luke, Jr. (Compensation Committee Chairman)

Diane C. Creel

Joseph W. Ralston

John P. Reilly

Jacqueline F. Woods

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

We have a standing Nominating and Corporate Governance Committee that is responsible for, among other things, evaluating new Director candidates and incumbent Directors and recommending Directors to serve as members of our Board committees. Members of the Nominating and Corporate Governance Committee are Joseph W. Ralston (Nominating and Corporate Governance Committee Chairman), John A. Luke, Jr., Frank C. Sullivan and Jacqueline F. Woods. Our Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are independent as defined in the listing standards of the New York Stock Exchange.

Director candidates recommended by our shareholders will be considered in accordance with the criteria outlined below. In order for a shareholder to submit a recommendation, the shareholder must deliver a communication by registered mail or in person to the Nominating and Corporate Governance Committee, c/o The Timken Company, 1835 Dueber Avenue, S.W., P. O. Box 6932, Canton, Ohio 44706-0932. Such communication should include the proposed candidate’s qualifications, any relationship between the shareholder and the proposed candidate, and any other information that the shareholder would consider useful for the Nominating and Corporate Governance Committee to consider in evaluating such candidate.

The Board of Directors General Policies and Procedures provide that the general criteria for Director candidates include, but are not limited to, the highest integrity and ethical standards, the ability to provide wise and informed guidance to management, a willingness to pursue thoughtful, objective inquiry on important issues before the Company, and a range of experience and knowledge commensurate with our needs as well as the expectations of knowledgeable investors. The Nominating and Corporate Governance Committee utilizes a variety of sources to identify possible Director candidates, including professional associations and Board member recommendations. In evaluating candidates to recommend to the Board of Directors, the Nominating and Corporate Governance Committee considers factors consistent with those set forth in the Board of Directors General Policies and Procedures, including whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin. The attributes of the current Directors and the needs of the Board and the Company are evaluated whenever a Board vacancy occurs, and the effectiveness of the nomination process, including whether that process enhances the Board’s diversity, is evaluated each time a candidate is considered. The Nominating and Corporate Governance Committee is also responsible for reviewing the qualifications of, and making recommendations to the Board of Directors for, Director nominations submitted by our shareholders. All Director nominees are evaluated in the same manner by the Nominating and Corporate Governance Committee, without regard to the source of the nominee recommendation.

Diane C. Creel, who is the only person approved by the Nominating and Corporate Governance Committee for inclusion in the Company’s 2013 Proxy Statement as a Director nominee who has not been previously elected by the shareholders, was recommended by the Company’s Chief Executive Officer.

The Nominating and Corporate Governance Committee also plans for Director succession. The Committee regularly reviews the appropriate size of the Board and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers potential Director candidates. As part of this process, the Committee assesses the skills and attributes of our Board as a whole and of each individual Director and evaluates whether prospective candidates possess complementary skills and attributes that would strengthen our Board.

The Nominating and Corporate Governance Committee’s charter is available on our website at www.timken.com/investors/governance.

Our code of business conduct and ethics, called the “Standards of Business Ethics,” and our corporate governance guidelines, called the “Board of Directors General Policies and Procedures,” are reviewed annually by the Nominating and Corporate Governance Committee and are available on our website at www.timken.com/investors/governance.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows, as of January 4, 2013, the beneficial ownership of our common stock by each continuing Director, nominee for Director and executive officer named in the Summary Compensation Table on page 31 of this Proxy Statement, and by all continuing Directors, nominees for Director and executive officers as a group. Beneficial ownership of our common stock has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and is based on the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common stock. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of our common stock.

	Amount and Nature of Beneficial Ownership of Common Stock
Name	Sole Voting or Investment Power (1)		Shared Voting or Investment Power		Aggregate Amount (1)		Percent of Class
John M. Ballbach	16,636		0		16,636		*
Christopher A. Coughlin (2)	111,112		0		111,112		*
Phillip R. Cox	19,775		0		19,775		*
Diane C. Creel	2,010		0		2,010		*
Glenn A. Eisenberg (2)	109,445		0		109,445		*
James W. Griffith (2)	1,114,896		0		1,114,896		1.2%
Richard G. Kyle (2)	86,784		0		86,784		*
John A. Luke, Jr.	40,841		0		40,841		*
Salvatore J. Miraglia, Jr. (2)	133,905		0		133,905		*
Joseph W. Ralston	36,163		0		36,163		*
John P. Reilly	30,011		0		30,011		*
Frank C. Sullivan	31,602		0		31,602		*
John M. Timken, Jr.	583,015	(3)	878,315	(4)	1,461,330	(3)(4)	1.5%
Ward J. Timken	467,988		5,792,002	(4)	6,259,990	(4)	6.5%
Ward J. Timken, Jr. (2)	976,325		5,159,754	(4)	6,136,079	(4)	6.4%
Jacqueline F. Woods	17,927		0		17,927		*
All Directors, nominees for Director and executive officers as a group(2)(5)	3,895,690		6,219,127		10,114,817		10.5%

*	Percent of class is less than 1%.

(1)	The following table provides additional details regarding beneficial ownership of our common stock:

Name	Outstanding Options (a)	Vested Deferred Restricted Shares (b)	Deferred Common Shares (b)
John M. Ballbach	0	0	0
Christopher A. Coughlin	49,175	0	0
Phillip R. Cox	0	2,000	3,500
Diane C. Creel	0	0	0
Glenn A. Eisenberg	50,225	0	0
James W. Griffith	734,225	20,000	0
Richard G. Kyle	37,175	0	0
John A. Luke, Jr.	9,000	0	0
Salvatore J. Miraglia, Jr.	44,225	10,000	0
Joseph W. Ralston	6,000	0	12,000
John P. Reilly	0	0	4,000
Frank C. Sullivan	0	2,000	0
John M. Timken, Jr.	0	0	0
Ward J. Timken	0	0	0
Ward J. Timken, Jr.	638,175	0	0
Jacqueline F. Woods	0	0	6,250

(a)	Includes the shares which the individual named in the table has the right to acquire on or before March 5, 2013 through the exercise of stock options pursuant to the Long-Term Incentive Plan. Including those listed, all Directors, nominees for Director, and executive officers as a group have the right to acquire 1,610,750 shares on or before March 5, 2013, through the exercise of stock options pursuant to the Long-Term Incentive Plan. These shares have been treated as outstanding for the purpose of calculating the percentage of the class beneficially owned by such individual or group, but not for the purpose of calculating the percentage of the class owned by any other person.

(b)	Awarded as annual grants under the Long-Term Incentive Plan, which will not be issued until a later date under The Director Deferred Compensation Plan. The Vested Deferred Restricted Shares held by James W. Griffith and Salvatore J. Miraglia, Jr. are deferred under the 1996 Deferred Compensation Plan.

(2)	Excludes performance shares awarded but not vested pursuant to the Long-Term Incentive Plan as follows: Christopher A. Coughlin — 3,900; Glenn A. Eisenberg — 10,175; James W. Griffith — 34,200; Richard G. Kyle — 3,900; Salvatore J. Miraglia — 8,400; Ward J. Timken, Jr. — 27,350; and remaining officers — 4,675. These shares vest in 25 percent increments over four years.

(3)	Includes 197,886 shares for which John M. Timken, Jr. has sole voting and investment power as trustee of three trusts created as the result of distributions from the estate of Susan H. Timken.

(4)	Includes shares for which another individual named in the table is also deemed to be the beneficial owner, as follows: John M. Timken, Jr. — 460,000; Ward J. Timken — 5,610,944; and Ward J. Timken, Jr. — 5,150,944.

(5)	The number of shares beneficially owned by all Directors, nominees for Director and executive officers as a group has been calculated to eliminate duplication of beneficial ownership. This group consists of 19 individuals.

The following table gives information known to us about each beneficial owner of more than 5 percent of our common stock as of January 4, 2013, unless otherwise indicated below.

Beneficial Owner	Amount	Percent of Class
Timken family (1)	9,526,467 shares	10.0%
Relational Investors, LLC (2)	6,616,543 shares	6.9%
Participants in The Timken Company Savings and Investment Pension Plan (3)	6,153,162 shares	6.4%
BlackRock, Inc. (4)	5,867,727 shares	6.1%

(1)	Members of the Timken family, including John M. Timken, Jr., Ward J. Timken and Ward J. Timken, Jr., have in the aggregate sole or shared voting and dispositive power with respect to 9,526,467 (10%) shares of our common stock, which includes 638,175 shares that Ward J. Timken, Jr., has the right to acquire on or before March 5, 2013. The Timken Foundation of Canton (the “Foundation”), 200 Market Avenue, North, Suite 210, Canton, Ohio 44702, holds 5,097,944 of these shares, representing 5.3 percent of our outstanding common stock. Ward J. Timken, Joy A. Timken, Ward J. Timken, Jr., William R. Timken, Jr. and Jeffrey A. Halm are trustees of the Foundation and share the voting and investment power with respect to such shares.

There are no voting agreements or other arrangements among the members of the Timken family regarding the 9,526,467 shares of our common stock and, accordingly, the members of the Timken family shall not be deemed a “group” for purposes of Rule 13d-3 under the Securities Exchange Act of 1934 with respect to such shares. Accordingly, each member of the Timken family disclaims beneficial ownership of any shares of our common stock as to which such member does not have sole or shared voting or investment power.

(2)	A Schedule 13D filed with the Securities and Exchange Commission on January 8, 2013, by Relational Investors, LLC (“Relational”), 12400 High Bluff Drive, Suite 600, San Diego, California 92130, indicated that it has sole voting and investment power over 6,616,543 shares, representing 6.9 percent, of our outstanding common stock. According to the filing, Relational is part of a group with other related funds and California State Teachers’ Retirement System that collectively owns 7,006,210 shares, representing 7.31 percent, of our outstanding common stock.

(3)	Trustee of the plan is J. P. Morgan Retirement Plan Services LLC, P. O. Box 419784, Kansas City, Missouri 64179-0654.

(4)

A Schedule 13G filed with the Securities and Exchange Commission on February 5, 2013, by BlackRock, Inc., 40 East 52nd Street, New York, New York 10022, indicated that it has sole voting and investment power over 5,867,727 shares, representing 6.12 percent, of our outstanding common stock.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company’s success depends largely on the contributions of motivated, focused and energized people all working to achieve our strategic objectives. This understanding shapes our approach to providing a competitive total compensation package to our CEO and the other executive officers named in the 2012 Summary Compensation Table (the “named executive officers”) that:

•	enables the Company to attract, retain and motivate superior quality executive management;

•	rewards executive management for financial performance and achievement of strategic objectives; and

•	aligns the financial interests of executive management with those of our shareholders.

The Company uses a balance of short-term and long-term incentives as well as cash and non-cash compensation to meet these objectives. The elements of executive compensation consist of base salary, annual incentives, long-term incentives including performance units, stock options and performance shares, retirement income programs and other benefits. Each element of compensation meets one or more of the objectives described above.

2012 Business Performance

The Compensation Committee believes that our executive compensation for 2012 was consistent with our compensation objectives and demonstrates a long-standing focus on pay for performance at all levels. The reported executive compensation reflects changes made to target opportunities to track market practices, payments commensurate with our strong operating performance and changes in the accounting value of pension obligations.

The combined effect of the actions taken by management in recent years to improve both the Company’s market exposure and its internal operating performance led to strong operating results and cash flow generation, as well as a strengthened balance sheet, in 2012. The Company’s strategy of continuing to evolve in key markets and further diversifying its portfolio with new products and additional repair services enabled it to achieve double-digit margins in 2012 in the face of lower volumes. Sales were $5.0 billion and earnings per diluted share were $5.06 for 2012. As a result of this strong performance, our incentive plans generally paid above target levels for 2012.

2012 Target Pay Adjustments

The Compensation Committee approved the following pay changes with respect to executive compensation targets for the named executive officers in 2012:

Salary: The CEO received a base salary increase of 2.8 percent in 2012. The other named executive officers received base salary increases ranging from 3.0 percent to 3.7 percent, which is within the range of salary adjustments for all Company employees. The base salary increases were made to maintain alignment with market practice and were effective March 1, 2012. In addition, Mr. Coughlin and Mr. Kyle each received a base salary increase of 11 percent, effective September 1, 2012, in connection with their promotions to Group President. See “Base Salary” below.

Annual Performance Award: The target annual bonus opportunities for Mr. Coughlin and Mr. Kyle were increased from 70 percent to 75 percent of base salary, effective September 1, 2012, in connection with their promotions to Group President. The target opportunities for the other named executive officers remained unchanged for 2012. See “Annual Performance Award” below.

Long-Term Incentives: The named executive officers received target long-term incentive awards in 2012 with values ranging from approximately $1.0 million to $3.8 million. In an effort to further align the long-term interests of executive leadership with those of our shareholders, and to provide an incentive to achieve medium-term financial objectives, the Compensation Committee in 2012 began granting strategic performance shares in lieu of performance units and performance shares. Strategic performance shares are performance-based restricted stock units that vest based on achievement of specified performance objectives. Strategic performance shares serve to both reward and retain executives, as the receipt and value of any payout is linked to performance and to the stock price when the shares vest. In addition, Mr. Coughlin and Mr. Kyle each received deferred shares (which will vest after five years of continued employment) in connection with their promotions to Group President. See “Long-Term Incentives” below.

CEO Total Pay: The CEO’s target pay for 2012 positioned his total pay package slightly below the 50th percentile as defined using the process described below in the “Pay Setting Process” discussion.

The table below shows the year-to-year change in targeted compensation for the CEO in 2012 compared to 2011:

Target Compensation	2011	2012	% Change
Base Salary	$1,058,000	$1,090,000	3%
Target Annual Incentive	$1,217,000	$1,253,000	3%
Target Long-Term Incentives[1]	$4,754,000	$3,827,000	-20%
Target Total Direct Compensation	$7,029,000	$6,170,000	-12%

[1]	Reflects target strategic performance share value plus grant date fair values for nonqualified stock options, as disclosed

2012 Incentive Compensation

In addition to total shareholder return, there are a variety of factors that we believe reflect Company performance over both short-term and long-term periods. These factors include earnings before interest and taxes as a percentage of beginning invested capital (“EBIT/BIC”), return on invested capital and earnings per share, among other things. The Company achieved strong operating results with respect to a number of these factors during 2012. These results drove the following incentive compensation awards for performance periods ending on December 31, 2012:

•

Annual performance awards were paid at approximately 127 percent of target for the CEO and the Chairman and between 121 percent and 133 percent of target for the other named executive officers, reflecting solid corporate EBIT/BIC performance as well as strong working capital management and customer service levels; and

•

Performance unit awards, which were based on return on invested capital and earnings per share, were earned at the maximum level of 150 percent of target for the 2012 component of the 2010-2012 performance period, given our high level of performance.

Realized Pay

While most individual pay decisions are based on an annual timetable, the Compensation Committee takes a longer-term view of how pay and performance are linked for executives. In addition, the Compensation Committee focuses on the pay realized by executives as a result of performance, not just the values we are required to report in the Summary Compensation Table and its supporting tables. The values in those tables, while important, only tell a portion of the story as they reflect accounting values of different program elements, not realized values. In addition, in the case of pension values, they are influenced by factors such as changes in interest rates, not just changes in the underlying benefit levels or program design.

The table below shows the value of realized compensation for the CEO from 2010 through 2012, as well as the performance of the Company on the primary incentive metrics tracked by the Company. While not a substitute for the 2012 Summary Compensation Table, this table provides what we believe is an accurate depiction of the relationship between pay and performance at the Company, and shows strong alignment between the two. During this time period, the Company increased shareholder wealth by over $2 billion through increases in stock price and the payment of dividends.

	2010	2011	2012
Realized Compensation
Base Salary	$1,025,004	$1,058,334	$1,090,000
Annual Bonus Paid	$2,050,000	$2,105,921	$1,594,678
Performance Units Payout	$512,502	$2,518,435	$1,537,506
Gains from Option Exercises	$4,582,890	$1,939,867	$5,212,712
Value of Stock Awards Vesting	$548,324	$1,107,115	$1,026,869
Total	$8,718,720	$8,729,672	$10,461,765

Performance[1]
Corporate EBIT/BIC	17.1%	26.6%	27.0%
Return on Invested Capital	13.3%	19.5%	19.8%
Earnings per Share	$2.73	$4.59	$5.07
1-Year TSR	104.5%	-17.5%	26.0%

[1]	Reconciliation of corporate EBIT/BIC and return on invested capital to their respective U.S. GAAP equivalents is contained in Appendix A.

The increase in realized compensation during 2012 is primarily due to the increase in stock option activity. This value realized by the CEO during a year when total return to shareholders was 26 percent reinforces the performance orientation of our program and the alignment of interests between our executives and our shareholders.

The primary differences between the total amounts shown in this table and in the 2012 Summary Compensation Table is that this table reflects actual gains from option exercises and stock vesting as opposed to the fair value of stock and options awards at the time of grant, and this table does not reflect increases in pension values and perquisites and certain other compensation amounts that are shown in the 2012 Summary Compensation Table.

Alignment of Pay and Performance

The Compensation Committee recognizes that 2012 was a very strong year for the Company, despite challenging economic conditions in many of the markets served by the Company. The Company’s total shareholder return for 2012 was 26.0 percent, and the Compensation Committee recognizes that actions taken by management in recent years drove the Company to reach the high levels of sales and profitability seen in 2012 and 2011. As a result, the Compensation Committee believes that realized pay was aligned with these strong results. In addition, the Company’s three-year annualized total shareholder return of 28.6 percent and five-year annualized total shareholder return of 10.2 percent demonstrate that the Company is creating long-term value for its shareholders that is aligned with pay levels over these periods. The Compensation Committee also believes that the compensation decisions made in light of the Company’s strong performance, as well as the longer-term implications of past and present compensation decisions, demonstrate a strong, sustained commitment to paying for performance.

Executive Compensation Program Design

The Company designs its executive compensation programs to ensure they are aligned with competitive market practices, the Company’s emphasis on meeting its performance aspirations and the creation of long-term shareholder value. The Compensation Committee periodically reviews the compensation programs and policies that apply to all Company employees and has determined that such programs and policies are not reasonably likely to have a material adverse effect on the Company. Additionally, in establishing and reviewing the executive compensation programs, the Compensation Committee considers whether the programs encourage unnecessary or excessive risk taking and has determined that they do not. The Compensation Committee also considered the result of the 2012 advisory, non-binding “say-on-pay” vote in connection with the discharge of its responsibilities. Because over 94 percent of the votes cast approved the compensation for our named executive officers described in our Proxy Statement for the 2012 Annual Meeting of Shareholders, the Compensation Committee determined that no changes to our compensation programs were warranted as a result of the shareholder advisory vote. As described above under “Executive Summary,” however, our Compensation Committee did take action during 2012 to strengthen our executive compensation programs and to continue to build a pay-for-performance culture.

In order to gauge the competitiveness of its compensation programs, the Company periodically reviews survey data from nationally recognized consulting firms. Collectively, these databases reflect the pay practices of hundreds of companies from a range of industries. The Company attempts to position itself to attract and retain qualified senior executives in the face of competitive pressures in its relevant general labor markets. In 2012, the Company used information regarding the pay practices of companies in these databases with revenues adjusted (via the use of regression analysis) to reflect a company of Timken’s revenue size. Specifically, the Company uses both the Towers Watson Executive Compensation Database and the Aon Hewitt US Total Compensation Measurement Executive Survey. A combined list of the companies in these databases is attached to this Proxy Statement as Appendix B. The Company believes that revenues are an appropriate indicator of the size and complexity of an organization, which should be reflected in determining compensation levels. Furthermore, the Company views general industrial companies of comparable size as the relevant market for the Company’s senior executive talent. In light of the survey data gathered and the relative positioning of Timken’s executives to the competitive market, the Compensation Committee elected to make nominal adjustments to targeted compensation levels for certain executives as described above under “2012 Target Pay Adjustments.”

Guidelines for salaries, annual incentives and long-term incentive grants are based on the 50th percentile of the general industry data for comparable roles. The Company may provide target compensation above or below the 50th percentile for a particular position based on internal factors such as the executive’s operating responsibilities, experience level, retention risk and tenure and performance in the position. The Company establishes compensation levels in this way for two main reasons. First, this approach sets fair and reasonable pay levels needed to attract and retain qualified executives. Second, it requires excellent performance for pay that is higher than that provided by the majority of companies in the comparison group.

The Company establishes target compensation levels that are consistent with market practice and internal equity considerations relative to base salaries, annual incentive awards and long-term incentive grants, along with the Compensation Committee’s assessment of the appropriate mix for the position. Current compensation is structured to provide needed personal liquidity, focus executives on short-term priorities and dampen the impact of a volatile stock market. Providing a significant portion of executive compensation in the form of long-term compensation strengthens the alignment of executives to the long-term performance of the Company and provides a balance against short-term decision making.

The Company’s incentive compensation programs for executives are designed to link compensation performance with the full spectrum of our business goals, some of which are short-term, while others take several years or more to achieve:

Program	Short-Term	Long-Term	Long-Term
	(Cash)	(Equity/Cash)	(Equity)
	Senior Executive Management Performance Plan	Strategic Performance Shares	Nonqualified Stock Options

Objective	Short-term operational business priorities	Medium-term Strategic financial goals	Long-term shareholder value creation

Time Horizon	1 Year	3 Years	10 Years

Metrics	80% corporate EBIT/BIC 20% working capital/sales	ROIC and EPS Stock Price	Performance of Common Stock

The mix between current and long-term or cash and non-cash compensation varies by management level. For example, the CEO and the Chairman receive more of their total target compensation in the form of long-term compensation relative to the other named executive officers. For both, target compensation consists of approximately 40 percent in current compensation and 60 percent in long-term compensation, made up of approximately:

•	20 percent in current cash base salary;

•	20 percent in current cash incentive pay tied to annual performance goals;

•	25 percent in long-term equity and/or cash incentive compensation tied to performance over a three-year cycle (strategic performance shares); and

•	35 percent in long-term equity incentive compensation (nonqualified stock options).

Target compensation for the other named executive officers is approximately 45 percent in current compensation and 55 percent in long-term compensation, with a greater emphasis on cash compensation. Positions lower in the organization have a greater emphasis on current, cash denominated pay. This reflects the Company’s view that more senior executives should have a more significant incentive to focus on and drive long-term performance, while priorities for executives lower in the organization are more heavily focused on shorter-term operational results.

Cash is used for both current and long-term compensation, while non-cash compensation (share-based awards) is generally used only for long-term compensation. Cash compensation includes base salary, annual incentive awards and strategic performance shares, which are stock-denominated awards payable at the end of three years subject to attainment of certain corporate performance targets. Strategic performance shares are paid either in cash or in a combination of cash and shares depending on whether the recipient has met the relevant share ownership requirement. Non-cash compensation consists of stock option grants and strategic performance shares paid in stock. Compensation tied to equity is intended to align the recipient’s interests with those of our shareholders, as changes in stock price have a meaningful impact on the recipient’s personal wealth.

Pay-Setting Process

The CEO and the Senior Vice President — Human Resources and Organizational Advancement, in consultation with Towers Watson, the Compensation Committee’s external compensation consultant, prepare compensation recommendations for the named executive officers (other than the CEO and the Chairman) and present these recommendations to the Compensation Committee. The compensation packages for the CEO and the Chairman are determined by the Compensation Committee (with input from the Chairman on the performance and pay recommendations for the CEO) and approved by the independent members of the Board of Directors during executive session.

The Company compares each element of compensation provided to its named executive officers to market data and considers the total compensation package in relation to the target established for the position, taking into account the scope of responsibilities for the particular position. Total direct compensation (base salary, annual incentives and long-term incentive grants) is also evaluated in relation to the total compensation of comparable positions derived from the general market data as well as internal equity considerations. For example, the amount of Mr. Griffith’s compensation is higher than the other named executive officers because it reflects the competitive market for CEO services, and not because of compensation policies different from those applied to the other named executive officers.

In the course of this analysis and development of proposed total compensation packages, the Compensation Committee’s external compensation consultant reviews the relevant information and discusses their findings with the Committee. As part of this process, the Compensation Committee reviews all the components of compensation for the named executive officers and determines that each individual’s total compensation is reasonable and consistent with the Company’s compensation philosophy. The Compensation Committee may also consider additional factors, such as the executive’s operating responsibilities, experience level, retention risk and tenure and performance in the position, and make adjustments to a particular element of an executive’s compensation. The Compensation Committee then approves, with any modifications it deems appropriate, base salary ranges, target annual performance award opportunities and long-term incentive grants for the Company’s named executive officers. The amount of past compensation realized or potentially realizable has not directly impacted the level at which current and long-term pay opportunities have been set, though the Compensation Committee does consider this information in its deliberations.

The Company analyzes the overall expense arising from aggregate executive compensation, as well as the accounting and tax treatment of such programs. The Company has addressed the impact of

Section 162(m) of the Internal Revenue Code by obtaining shareholder approval of the Senior Executive Management Performance Plan and the Long-Term Incentive Plan and by structuring certain grants under the Long-Term Incentive Plan as performance-based compensation. All named executive officers participated in the Senior Executive Management Performance Plan for 2012. The Compensation Committee considers the deductibility of compensation and benefits for Federal income tax purposes, along with other relevant factors, when determining executive compensation practices.

As described above, the Compensation Committee engages an external compensation consultant in connection with its oversight of the design, development and implementation of the Company’s executive pay programs. During 2009, the Compensation Committee established a multi-year agreement with Towers Watson to provide this service. In 2012, Towers Watson’s primary areas of assistance were:

•	Gathering information related to current trends and practices in executive compensation in response to questions raised by the Compensation Committee and management;

•	Reviewing information developed by management for the Compensation Committee and providing its input on such information to the Committee;

•	Attending and participating in meetings with the Compensation Committee, as well as briefings with the Committee Chairperson and management prior to meetings; and

•	Reviewing with management and the Compensation Committee materials to be used in the Company’s Proxy Statement.

The Compensation Committee has authorized Towers Watson to interact with the Company’s management, as needed, on behalf of the Compensation Committee.

Analysis of 2012 Compensation

Base Salary

Base salaries for the named executive officers are intended to reflect the scope of their responsibilities, the length of their experience performing those responsibilities and their performance. The Compensation Committee determines base salary ranges for executive officers using external surveys of salary practices for positions with similar levels of responsibility. The Compensation Committee also reviews base salaries for the named executive officers annually in light of each officer’s experience, leadership, current salary and position in the salary range.

Following this review process in 2012, the Compensation Committee decided to increase the base salary for the CEO by 2.8 percent. The other named executive officers received annual base salary increases ranging from 3.0 percent to 3.7 percent, effective March 1, 2012. The base salary increases were consistent with base salary increases implemented throughout the Company. In addition, Mr. Coughlin and Mr. Kyle each received a base salary increase of 11 percent, effective September 1, 2012, in connection with their promotions to Group President.

Annual Performance Award

The Company’s Senior Executive Management Performance Plan provides the named executive officers with the opportunity to earn annual incentive compensation based on the achievement of corporate performance goals established by the Compensation Committee and approved by the Board of Directors. It is intended to focus the named executive officers on specific performance goals in the current year.

The Senior Executive Management Performance Plan is structured to permit us to grant awards that may comply with Section 162(m) of the Internal Revenue Code. In order to qualify the amounts earned under the plan as “performance- based,” the Compensation Committee can exercise discretion only to reduce an award. As a result, performance at target levels results in the plan being funded above the level of the Company’s other annual incentive plans. This provides the Compensation Committee with the flexibility to determine actual awards under the Senior Executive Management Performance Plan for the named executive officers that are consistent with the awards made to other annual incentive plan participants, which has been the historical practice.

For 2012, the Senior Executive Management Performance Plan provided both the CEO and the Chairman a target award opportunity of 115 percent of base salary. The Plan provided the other named executive officers a target award opportunity of 70 percent to 75 percent of base salary. Target award opportunity levels for executive officers were determined by the Compensation Committee based on external surveys of practices for positions with similar levels of responsibility. The actual awards could be higher or lower than the target opportunity based on the results for each performance measure and the extent to which the Compensation Committee uses discretion to reduce the awards.

The Company used two performance measures for funding this plan for 2012: (1) corporate EBIT/BIC (calculated to exclude the effects of acquisitions and divestitures above $50 million in size, changes in tax laws or accounting principles, non-cash impairments, changes in other comprehensive income and any amounts received under the Continued Dumping and Subsidy Offset Act); and (2) working capital as a percentage of sales. Corporate EBIT/BIC constituted 80 percent of the total award calculation and working capital as a percentage of sales constituted 20 percent. The Compensation Committee established corporate EBIT/BIC as the primary performance measure because it believes this measure is closely correlated with the creation of shareholder value. Working capital as a percentage of sales was used to focus the named executive officers on managing working capital.

The Company’s 2012 performance goals, associated plan funding levels, and actual calculated performance are summarized in the following table:

Senior Executive Management Performance Plan — 2012

	Threshold	Target	Maximum	Actual

EBIT/BIC	9.0%	21.0%	29.0%	22.4%
Working Capital/Sales	27.8%	23.8%	19.8%	25.2%
Plan Funding	80%	170%	260%	177%

The EBIT/BIC target level for 2012 was significantly higher than the 2011 target and the highest target in the history of the plan, despite ongoing uncertainty in most of the Company’s global markets. The actual calculated corporate EBIT/BIC was 22.4 percent, or between target and maximum levels, while the ratio of working capital to sales was 25.2 percent, or between target and threshold levels. As a result, the Senior Executive Management Performance Plan was eligible to be funded at 177 percent of target. The Compensation Committee determined the actual annual incentive award for each named executive officer under the Senior Executive Management Performance Plan based on the calculated award, as a percentage of target opportunity, under the Company’s annual incentive plan for other management-level employees. The calculated award for 2012 for this broad-based plan was 121 percent. This percentage was then adjusted by 5 percent for the CEO and the Chairman, and by 10 percent for Mr. Eisenberg, to reflect their strong individual performance in 2012. Accordingly, the 2012 cash award payout equaled 127 percent of the target opportunity for the CEO and the Chairman, 133 percent of the target opportunity for Mr. Eisenberg, and 121 percent of the target opportunity for the other named executive officers.

Long-Term Incentives

The Compensation Committee administers the Long-Term Incentive Plan, which was approved by our shareholders. Awards under the Long-Term Incentive Plan can be made in the form of nonqualified stock options, incentive stock options, appreciation rights, performance shares, performance units, restricted shares, restricted stock units and deferred shares. In 2012, the Company utilized three different types of long-term incentive grants for the named executive officers:

•	Nonqualified stock options, which vest over time (four years) and are intended to provide value to the holder only if shareholders receive additional value after the date of grant;

•

Strategic performance shares, which are performance-based restricted stock units designed to reward executives for attainment of specified medium-term corporate performance goals and the value of which is linked to the stock price; and

•

Deferred shares, which vest at the end of a defined period (five years) and were granted to Mr. Coughlin and Mr. Kyle in connection with their promotions to Group President to encourage retention and to enhance their stock ownership and focus on total shareholder return.

In total, the Company believes that these grants provide a balanced focus on shareholder value creation and retention of key managers over the course of a full business cycle. These grants also serve to balance the short-term operating focus of the Company and align the long-term financial interests of executive management with those of our shareholders.

The value of each type of long-term incentive grant is linked directly to the performance of the Company or the price of its common stock. In the case of stock options, the recipient recognizes value only to the extent that the stock price rises above the market price of the stock at the time the option is granted. For strategic performance shares, a payout is entirely contingent on the attainment of specified corporate performance targets and the value of the payout is directly linked to the stock price. And for deferred shares, the value of the shares is dependent upon the stock price at the time the shares vest. In each case, an executive must remain employed by the Company for a specified period of time to earn the full value of an award, which aids the Company in retaining executives.

The size of the long-term incentive grants and the allocation of grant value among the long-term incentive grant types is based on a combination of market practice, internal equity considerations and the relative importance of the objectives behind each of the grants (to reward attainment of multi-year performance goals, provide value tied to stock price appreciation and foster stock ownership). For the grants made in 2012, the target value to be delivered in stock options and strategic performance shares was 385 percent of target base salary for the CEO and the Chairman, 215 percent of target base salary for Mr. Eisenberg and 210 percent of target base salary for the other named executive officers. The allocation between stock options and strategic performance shares was 60%/40% for the CEO and the Chairman and 50%/50% for the other named executive officers. Greater emphasis was placed on the stock option component for the CEO and the Chairman, reflecting the Compensation Committee’s belief that the CEO and the Chairman, more than other officers, are directly accountable for long-term shareholder value creation. The Compensation Committee increased the resulting stock option grants for Messrs. Coughlin, Miraglia and Kyle by approximately 10 percent for 2012, in recognition of the strong business results delivered in 2011.

The target value for each grant is converted to a number of shares or options based on a calculated average stock price over a defined period prior to the grant. Beginning in 2012, the Compensation Committee used the average price over the five trading days immediately preceding the grant date in determining the number of shares granted, to reflect prices closer to the actual price on the grant date. This resulted in values in 2012 that were slightly below target values at the time of grant, as well as a year-over-year decline in grant value compared to 2011.

The Compensation Committee typically makes long-term incentive grants at the first regularly scheduled meeting of each year, when the Committee determines all elements of the named executive officers’ compensation for the year. Board and Committee meetings are generally scheduled at least a year in advance. Approval of grants for newly hired or promoted executives during the course of the year occur at the Compensation Committee meeting immediately following the hiring or promotion.

Stock Options

In 2012, our key employees (including the named executive officers) received nonqualified stock options that:

•	had an exercise price equal to the opening price of the stock on the date of grant;

•	generally will vest over a four-year period in equal amounts each year; and

•	generally will expire ten years after the date of grant.

The Compensation Committee believes that these awards help the Company retain executives and focus attention on longer-term performance. Stock options are an effective motivational tool because they only have value to the extent the stock price on the date of exercise exceeds the exercise price on the grant date. They are an effective element of compensation and retention, however, only if the stock price grows over the term of the award. For information about the specific number of stock options awarded in 2012 to each of the named executive officers, see the 2012 Grants of Plan-Based Awards Table below.

Under accounting rules, the fair value of the stock options on the grant date is expensed over the vesting period in the year the options become vested. When executives exercise stock options, they are taxed at ordinary income tax rates (subject to withholding) and the Company receives a corresponding tax deduction.

Strategic Performance Shares

In an effort to further align the long-term interests of executive leadership with those of our shareholders, and to provide an incentive to achieve medium-term financial objectives, the Compensation Committee in 2012 began granting strategic performance shares in lieu of performance units and performance shares used in prior years. Strategic performance shares are performance-based restricted stock units that vest based on achievement of specified performance objectives. Strategic performance shares serve to both reward and retain executives, as the receipt of a payout is linked to performance and the value of the payout is linked to the stock price when the shares vest.

The performance objectives for strategic performance shares granted in 2012 were average corporate return on invested capital (“ROIC”) and cumulative earnings per share (“EPS”) for the three-year performance period. The Compensation Committee selected these metrics because it believes they are key components of shareholder value creation and highly correlated to achievement of the Company’s business strategy. Actual performance is calculated to exclude the effects of changes in tax laws or accounting principles, non-cash impairments, changes in other comprehensive income and any amounts received under the Continued Dumping and Subsidy Offset Act. At the time the specific performance targets for each metric were established, the Compensation Committee believed that the targets for the strategic performance shares granted in 2012 were very challenging, but achievable. To achieve target performance levels, the Company would have to achieve ROIC levels on par with the strong results delivered in 2011 as well as above-record EPS on average over the three-year performance period.

The Company’s performance targets for the strategic performance shares granted in 2012 are summarized in the following table:

2012 to 2014 Strategic Performance Shares Targets

	Threshold		Target		Maximum

ROIC	10.0%		18.0%		19.0%
Cumulative EPS	$9.0	0	$16.5	0	$19.1	0
Funding	50%		100%		150%

For any award to be earned, actual performance must achieve at least the threshold performance levels for both ROIC and EPS. If the threshold performance level for either measure is not attained, then no payment will occur. If an award is payable, the number of shares earned can range from 50 percent to 150 percent of target based upon the actual performance over the three-year performance period. The value of the shares is equal to the stock price at the end of the performance period. Executives who have met their share ownership requirement at the time of grant receive the value of any final award in cash. Executives who have not met their share ownership requirement at the time of grant receive half of the value of any final award in cash and the other half in equity. For information about the strategic performance shares awarded in 2012 to each of the named executive officers, see the 2012 Grants of Plan-Based Awards Table below.

Under the accounting rules, strategic performance shares that are paid in cash result in variable accounting, whereby the Company’s expense equals the actual value paid to the executives. As such, the ultimate expense is not determinable until the end of the three-year performance period. When the executives earn and receive a payout, the Company receives a corresponding tax deduction. For strategic performance shares that are paid in equity, the grant date fair value is expensed over the service/vesting period. The executives are taxed at ordinary income tax rates (subject to withholding) when the shares vest, and the Company receives a corresponding tax deduction.

Deferred Shares

Mr. Coughlin and Mr. Kyle each received a one-time grant of 25,000 deferred shares, which will vest after five years of continued employment, in connection with their promotions to Group President. The Compensation Committee determined that the size and type of these grants were appropriate to encourage the retention of Mr. Coughlin and Mr. Kyle and to enhance their stock ownership and focus on total shareholder return, as the value of the deferred shares is linked to the stock price when the shares vest. Mr. Coughlin and Mr. Kyle each signed a non-compete agreement in connection with this grant.

Under the accounting rules, the grant date fair value is expensed over the service/vesting period. The executives are taxed at ordinary income tax rates (subject to withholding) when the shares vest, and the Company receives a corresponding tax deduction.

Performance Units

While no longer provided beginning in 2012, the named executive officers received awards of performance units in prior years. The awards were designed to focus the officers’ efforts on the Company’s medium-term performance goals. Three-year performance cycles started on January 1 of each year. Cash payouts for performance units are made by March following the end of each performance cycle. Accordingly, a performance cycle for performance units granted in 2010 was completed at the end of 2012 and the payout was approved by the Committee at its first meeting in 2013.

2010 to 2012 Performance Cycle

The severe economic downturn in 2009 significantly affected performance units covering multiple performance cycles. There were no payouts for the 2007 to 2009 cycle or the 2008 to 2010 cycle and at the time the 2010 to 2012 cycle was approved, the probability of achieving the targets for the 2009 to 2011 cycle was believed to be remote. Recognizing the challenges of setting multi-year performance goals in an uncertain environment, while at the same time desiring to strengthen the incentive to achieve the Company’s strategic objectives and to encourage retention of senior management, the Compensation Committee structured the performance units for the 2010 to 2012 performance cycle to provide an opportunity for a payout to be earned in each year of the cycle.

For the 2010 to 2012 performance cycle, the Compensation Committee established two performance measures: (1) ROIC; and (2) EPS. The Compensation Committee selected these metrics because it believed they were key components of shareholder value creation and highly correlated to achievement of the Company’s business strategy. Each metric was weighted equally because they were viewed as equally important for the performance cycle. Actual performance was calculated to exclude the effects of changes in tax laws or accounting principles, non-cash impairments, changes in other comprehensive income and any amounts received under the Continued Dumping and Subsidy Offset Act.

As in the past, the specific performance targets for each metric were tied to the Company’s three-year strategic plan. Given the uncertain environment at the time the targets were established, the Compensation Committee believed that the targets for the 2010 to 2012 cycle were very challenging, but achievable. The target payout opportunity for the performance units granted in 2010 was 100 percent of base salary (as of January 1, 2010) for the CEO and the Chairman and ranged from 60 percent to 80 percent of base salary (as of January 1, 2010) for the other named executive officers.

The Company’s performance goals and actual calculated results for the 2012 component of the 2010 to 2012 cycle are summarized in the following table:

2010 to 2012 Performance Units — 2012 Performance Goals

	Threshold	Target	Maximum	Actual

ROIC	8.1%	11.5%	15.0%	16.3%
EPS	$1.90	$2.75	$3.45	$4.41
Plan Funding	50%	100%	150%	150%

Based on these results, the CEO and the Chairman each received a cash payment equal to 150 percent of their January 1, 2010 base salaries and the other named executive officers received cash payments equal to 90 percent to 120 percent of their January 1, 2010 base salaries.

Under the accounting rules, performance units result in variable accounting, whereby the Company’s expense equals the value paid to the executives. As such, the ultimate expense is not determinable until the end of the three-year performance period. When the executives earn and receive a payout, the Company receives a corresponding tax deduction.

Stock Ownership Guidelines

Stock ownership guidelines have been established for all senior executives and are intended to align the interests of executive management with those of our shareholders by requiring executives to be subject to the same long-term stock price volatility our shareholders experience. These guidelines establish the following specific ownership target for each of the named executive officers: Mr. Griffith — 100,000 shares; Mr. Timken — 80,000 shares; Mr. Eisenberg — 33,000 shares; Mr. Coughlin — 33,000 shares; Mr. Miraglia — 28,000 shares; and Mr. Kyle — 33,000 shares. The Company considers all shares owned by the executive, including deferred shares, restricted shares and performance shares still subject to forfeiture, but not including shares that are subject to unexercised options, in determining whether the executive has met the ownership targets. As of December 31, 2012, the named executive officers all exceeded their ownership targets. The Company has a formal policy that prohibits pledging Company stock or hedging the economic risk related to such stock ownership.

Retirement Income Programs

The Company’s retirement income programs are an important retention tool. The Company maintains both qualified and nonqualified retirement income programs. The named executive officers participate in qualified plans on the same terms and conditions as all other salaried employees and also participate in the Company’s nonqualified retirement income programs. The Company currently provides nonqualified retirement income through two types of plans:

•

A nonqualified defined contribution plan provides for after-tax savings based on each executive’s contributions, Company match and core defined contributions in excess of tax limits. The nonqualified defined contribution plan in which the named executive officers participate is the Post-Tax Savings Plan. This plan is primarily intended to restore benefits that would be provided under the qualified retirement plans were it not for limits on benefits and compensation imposed by the Internal Revenue Code.

•

A nonqualified defined benefit plan provides for a targeted percentage of salary and annual incentive income that will continue through retirement. The nonqualified defined benefit plan in which the named executive officers participate is the Supplemental Executive Retirement Program for Executive Officers (the “SERP”). The SERP provides for a benefit based on final average earnings with offsets for benefits provided under the Company’s other retirement programs. The SERP promotes retention of executive officers because it requires ten years of service, including five years as an officer, for full benefits to be earned.

Although the policies and procedures underlying the Company’s retirement income programs are the same for all participants, the age and length of service (including service as an officer of the Company) of each participant can have a significant effect on their benefit calculation because the programs have changed over time. In addition, because benefits under the Company’s retirement income programs are based on base salary and cash annual incentive compensation for the five highest non-consecutive years (out of the final ten years), pension values can increase significantly as salary and cash annual incentive compensation increases. Pension values are also influenced by external factors such as the current environment of low interest rates, which have caused pension values to increase. See “Pension Benefits” below.

The value of the nonqualified retirement income programs is quantified each year and these programs are periodically reviewed for their competitiveness. To date, the value of these programs has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants.

Termination-Related Payments

In addition to retirement payments, the Company provides termination-related payments in the event of involuntary termination without cause and involuntary termination without cause following a change in control through severance agreements with individual executives. Severance agreements are provided based on competitive market practice and the Company’s desire to ensure some level of income continuity should an executive’s employment be terminated without cause. The Company believes that providing for such income continuity results in greater management stability and lower unwanted management turnover.

Severance agreements also provide for termination payments following involuntary termination without cause following a change in control. These provisions are based on competitive practice and are designed to ensure that executives’ interests remain aligned with shareholders should a potential change of control occur. They are also intended to provide some level of income continuity should an executive’s employment be terminated without cause. The Company believes, as stated above, that providing for such income continuity results in greater management stability and lower unwanted management turnover.

The level of severance benefits under the applicable scenario reflects the Company’s perception of competitive market practice for the named executive officers’ positions, based on an assessment by Towers Watson. Severance pay was established as a multiple of base salary and actual annual incentive compensation, based on competitive market practice. Specific dollar values were not targeted by the Compensation Committee, although the Compensation Committee did review “tally sheets” that showed the estimated cost of such benefits under various scenarios. The amounts of potential payouts are indicated in the Termination Scenarios table on page 41.

Deferred Compensation

The Company maintains a Deferred Compensation Plan that allows certain employees, including the named executive officers, to defer receipt of all or a portion of their salary, employee contributions and Company match that would otherwise be directed to the Post-Tax Savings Plan and/or incentive compensation payable in cash or common shares until a specified point in the future. Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. None of the named executive officers earned “above-market” interest, as defined by the Securities and Exchange Commission.

The Deferred Compensation Plan is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control in the Company, as defined in the plan, participants are entitled to receive deferred amounts immediately. The Compensation Committee believes that providing employees with tax deferral opportunities aids in the attraction and retention of such employees.

The value of deferred compensation amounts is quantified each year and this program is periodically reviewed for its competitiveness. To date, the value of deferred compensation has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants.

Perquisite Programs

The Company’s executive officers, including all of the named executive officers, are eligible to participate in a number of broad-based benefit programs, including health, disability and life insurance programs. The named executive officers may also receive certain perquisites including term life insurance coverage, financial counseling and tax preparation, access to corporate country club memberships (although personal expenses are not reimbursed), and home security systems. The value of these benefits is reflected in the All Other Compensation column in the 2012 Summary Compensation Table below. The Company does not provide tax gross-ups for these benefits to executives. These benefits are intended to provide executives with a competitive perquisite program that is reasonable and consistent with the Company’s overall approach to executive compensation. The total cost of these benefits is a small percentage of each named executive officer’s total compensation.

EXECUTIVE COMPENSATION

2012 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation for our named executive officers for 2012:

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
James W. Griffith President and Chief Executive Officer	2012	$1,090,000	$0	$2,274,048	$3,132,184	$4,601,000	$189,694	$11,286,926
	2011	$1,058,334	$1,098,020	$2,630,760	$4,624,356	$3,283,000	$162,052	$12,856,522
	2010	$1,025,004	$802,518	$1,915,053	$2,562,502	$1,332,000	$74,050	$7,711,127
Ward J. Timken, Jr. Chairman — Board of Directors	2012	$861,000	$0	$1,818,432	$2,474,649	$2,253,000	$213,957	$7,621,038
	2011	$835,000	$888,398	$2,112,580	$3,651,691	$1,717,000	$217,320	$9,421,989
	2010	$810,000	$634,760	$1,510,885	$2,025,000	$327,000	$74,812	$5,382,457
Glenn A. Eisenberg Executive Vice President — Finance and Administration	2012	$638,840	$0	$582,624	$1,348,005	$1,689,000	$133,173	$4,391,642
	2011	$619,540	$314,433	$627,795	$1,963,705	$1,517,000	$132,486	$5,174,959
	2010	$600,034	$247,103	$496,395	$1,071,002	$594,000	$70,111	$3,078,645
Christopher A. Coughlin Group President	2012	$464,020	$939,000	$528,192	$756,000	$1,202,000	$52,498	$3,941,710
	2011	$433,370	$259,532	$550,068	$1,016,791	$753,000	$42,586	$3,055,347
Salvatore J. Miraglia, Jr. President — Steel	2012	$471,670	$0	$528,192	$851,608	$1,968,000	$109,075	$3,928,545
	2011	$456,690	$259,532	$550,068	$1,292,718	$1,706,000	$72,278	$4,337,286
	2010	$438,368	$204,030	$434,006	$762,503	$618,000	$51,942	$2,508,849
Richard G. Kyle Group President	2012	$464,020	$1,184,860	$528,192	$702,000	$479,000	$93,479	$3,451,551

(1)	The amounts shown in this column for 2012 represent the grant date fair market value of a one-time grant of 25,000 deferred shares (calculated in accordance with FASB ASC Topic 718) made to each of Mr. Kyle and Mr. Coughlin on August 6, 2012 in connection with their promotions to Group President. These shares vest 100 percent on the fifth anniversary of the grant date, contingent on continued employment. In addition, the amount shown for Mr. Kyle for 2012 includes the grant date fair market value (calculated in accordance with FASB ASC Topic 718) of the portion of his strategic performance shares that will be paid in stock upon vesting. Should performance equal or exceed the maximum requirement for both ROIC and EPS, the number of strategic performance shares that will vest for Mr. Kyle will increase from 4,750 shares represented in the table to 7,125 shares. See the description of strategic performance shares on page 27.

(2)	The amounts shown in this column for 2012 represent the grant date fair market value of nonqualified stock options granted in 2012 (calculated in accordance with FASB ASC Topic 718) using the Black-Scholes model. All stock options vest at a rate of 25 percent per year. Assumptions used to determine the value of these nonqualified stock options are listed in the discussion of Stock Compensation Plans in Note 9 of the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

(3)

The amounts shown in this column for 2012 represent cash awards under the Senior Executive Management Performance Plan (annual incentive plan) for 2012 and the performance units under the Long-Term Incentive Plan covering the 2010-2012 performance cycle. Amounts earned under the Senior Executive Management Performance Plan and the 2010-2012 performance units, respectively, for each of the named executive officers were as follows: Mr. Griffith — $1,594,678 and $1,537,506; Mr. Timken — $1,259,649 and $1,215,000; Mr. Eisenberg — $640,000 and $708,005; Mr. Coughlin — $405,000 and $351,000; Mr. Miraglia — $400,100 and $451,508; and Mr. Kyle $405,000 and $297,000.

(4)	The amounts shown in this column for 2012 represent the difference between the amounts shown in the 2012 Pension Benefits Table on page 36 as of December 31, 2012 and those amounts calculated as of December 31, 2011. See the discussion of Pension Benefits on pages 35 and 36 for a description of how the amounts as of December 31, 2012 were calculated. The amounts as of December 31, 2011 were calculated using the same assumptions, except that a discount rate of 5.00 percent was used. For both years, liabilities were determined assuming no probability of termination, retirement, death, or disability before age 62 (the earliest age unreduced pension benefits are payable from the plans). None of the named executive officers earned above-market earnings in a deferred compensation plan.

(5)	The amounts shown in this column for 2012 are broken down in detail in the following table:

Name	Annual Company Contribution to SIP Plan and Core DC Program (a)	Annual Company Contribution to Post-Tax Savings Plan (b)	Annual Life Insurance Premium (Company Paid)	Executive Physicals (Company Required)	Financial Planning Reimburse- ment	Home Security (Company Required)	Personal Use of Company’s Country Club Member- ships (c)	Spousal Travel (d)	Tax Gross- Ups for Life Insurance, Financial Planning, Home Security and Spousal Travel (e)	Other (f)
James W. Griffith	$11,250	$132,725	$5,284	$3,027	$10,000	$440	$0	$21,731	$0	$5,237
Ward J. Timken, Jr.	$20,000	$174,231	$2,937	$3,788	$8,070	$168	$0	$3,341	$0	$1,422
Glenn A. Eisenberg	$20,000	$95,332	$4,530	$2,979	$7,500	$167	$0	$1,081	$0	$1,584
Christopher A. Coughlin	$11,250	$33,299	$0	$0	$955	$167	$497	$5,267	$0	$1,063
Salvatore J. Miraglia, Jr.	$11,250	$34,908	$5,310	$2,978	$7,500	$1,577	$4,700	$37,597	$0	$3,255
Richard G. Kyle	$18,750	$51,710	$0	$2,060	$475	$418	$2,577	$16,796	$0	$693

(a)	“SIP Plan” refers to the Savings and Investment Pension Plan, which is the Company’s qualified defined contribution plan for salaried employees. “Core DC Program” refers to the core defined contribution program for all salaried employees hired on or after January 1, 2004, as well as for salaried employees whose age plus years of service with the Company equaled less than 50 as of December 31, 2003. Mr. Timken, Mr. Eisenberg and Mr. Kyle participate in the Core DC Program.
(b)	The “Post-Tax Savings Plan” is the Company’s non tax-qualified restoration plan for salaried employees whose contributions and benefits in qualified retirement plans are limited by Section 415 of the Internal Revenue Code.
(c)	The amounts shown for personal use of country club memberships reflect pro-rated amounts of company-paid annual membership dues in 2012 that were used for personal use by the named executive officers. There are no incremental costs to the Company for personal use, as all such costs are borne by the officer.
(d)	The amounts shown for spousal travel include actual incremental travel expenses, as well as estimated incremental costs of traveling on the Company’s aircraft (if used), when accompanying the named executive officer on business travel.
(e)	The Company does not provide tax gross-ups for benefits to executives.
(f)	The amounts shown represent imputed income for the cost of pre-tax term life insurance (which is provided by the Company for all associates equal to one times their annual salary) for the portion that exceeds the IRS pre-tax limit of $50,000.

2012 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning certain grants made to our named executive officers during 2012:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	($/share)	(5)
James W. Griffith	02/09/2012 Perf RSUs (1)	$776,400	$1,552,800	$2,329,200
	02/09/2012 SEMPP (2)	$1,002,800	$2,130,950	$3,259,100
	02/09/2012 NQSOs (3)								112,800	$51.76	$2,274,048
Ward J. Timken, Jr.	02/09/2012 Perf RSUs (1)	$621,120	$1,242,240	$1,863,360
	02/09/2012 SEMPP (2)	$792,120	$1,683,255	$2,574,390
	02/09/2012 NQSOs (3)								90,200	$51.76	$1,818,432
Glenn A. Eisenberg	02/09/2012 Perf RSUs (1)	$297,620	$595,240	$892,860
	02/09/2012 SEMPP (2)	$383,304	$814,521	$1,245,738
	02/09/2012 NQSOs (3)								28,900	$51.76	$582,624
Christopher A. Coughlin	02/09/2012 Perf RSUs (1)	$245,860	$491,720	$737,580
	02/09/2012 SEMPP (2)	$278,412	$591,626	$904,839
	02/09/2012 NQSOs (3)								26,200	$51.76	$528,192
	08/06/2012 Def Shrs (4)							25,000			$939,000
Salvatore J. Miraglia, Jr.	02/09/2012 Perf RSUs (1)	$245,860	$491,720	$737,580
	02/09/2012 SEMPP (2)	$264,135	$561,287	$858,439
	02/09/2012 NQSOs (3)								26,200	$51.76	$528,192
Richard G. Kyle	02/09/2012 Perf RSUs (1)	$122,930	$245,860	$368,790
	02/09/2012 Perf RSUs (1)				2,375	4,750	7,125				$245,860
	02/09/2012 SEMPP (2)	$278,412	$591,626	$904,839
	02/09/2012 NQSOs (3)								26,200	$51.76	$528,192
	08/06/2012 Def Shrs (4)							25,000			$939,000

(1)	The “Perf RSUs” amounts shown indicate aggregate threshold, target and maximum award opportunities for strategic performance shares covering the 2012-2014 performance cycle granted to each named executive officer in 2012 under the Long-Term Incentive Plan. The “Perf RSUs” amounts shown for Mr. Kyle reflect that any final award for his strategic performance shares will be paid half in cash and half in equity, and the share-based portion of Mr. Kyle’s Perf RSUs are within the scope of FASB ASC Topic 718 for purposes of reporting in these compensation tables. Final awards for the other named executive officers will be paid in cash. See the description of strategic performance shares on page 27.

(2)	The “SEMPP” amounts shown indicate funding levels at threshold, target and maximum performance levels under the Senior Executive Management Performance Plan for 2012. The Senior Executive Management Plan is a shareholder-approved plan in which all the named executive officers participated in 2012. The performance metrics for 2012 were corporate EBIT/BIC and working capital as a percentage of sales. Awards paid to individual executives are based on the actual financial results in relation to the target goals under the plan. In addition, the Compensation Committee retains the discretion to adjust downward any awards determined by the formula as the Compensation Committee deems appropriate. Target award amounts under the Senior Executive Management Performance Plan for each of the named executive officers were as follows: Mr. Griffith — $1,253,500; Mr. Timken — $990,150; Mr. Eisenberg — $479,130; Mr. Coughlin — $333,148; Mr. Miraglia — $330,169; and Mr. Kyle — $333,148.

(3)

The “NQSOs” amounts shown reflect nonqualified stock options granted in 2012. All options granted to the named executive officers during 2012 were granted on February 9, 2012. All options were granted pursuant to the Long-Term Incentive Plan with an exercise price equal to the fair market value (as defined in the plan) on the date of grant, have a ten-year term and will become exercisable over four years in 25 percent increments on the anniversary of the date of grant. The agreements pertaining to these options provide that such options will become exercisable in full and will vest in the event of death or disability of the option holder or a change in control of the Company, in each case as defined in such agreements. In the cases of normal retirement and retirement with the Company’s consent (prior to the age of 62), such options will become exercisable with the same terms and conditions as normal vesting, as if the option holder had remained in the continuous employ of the Company.

(4)	The “Def Shrs” amounts shown reflect a one-time grant of 25,000 deferred shares made to each of Mr. Kyle and Mr. Coughlin on August 6, 2012 under the Long-Term Incentive Plan in connection with their promotions to Group President. These shares vest 100 percent on the fifth anniversary of the grant contingent on continued employment. Mr. Coughlin and Mr. Kyle each signed a non-compete agreement in connection with this grant.

(5)	The amounts shown reflect the grant date fair market value of options and deferred shares granted in 2012, as well as the portion of strategic performance shares that will be paid in equity, calculated in accordance with FASB ASC Topic 718. The fair market value of performance-based restricted stock units and deferred shares is the opening price of Common Stock on the date of grant multiplied by the number of full shares granted. The fair market value of options is determined using the Black-Scholes model.

OUTSTANDING EQUITY AWARDS AT 2012 YEAR-END

The following table sets forth information concerning unexercised options and stock awards that have not vested for each of our named executive officers as of December 31, 2012:

	Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price ($/share)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
		Exercisable	Unexercisable
James W. Griffith	02/06/2006	134,000	0	$30.93	02/06/2016	12/31/2008	182	$8,705
	02/05/2007	134,000	0	$29.23	02/05/2017	02/08/2010	17,700	$846,591
	02/04/2008	161,000	0	$30.70	02/04/2018	02/08/2011	16,500	$789,195
	02/02/2009	0	52,175	$14.74	02/02/2019
	02/08/2010	105,900	105,900	$22.67	02/08/2020
	02/08/2011	33,000	99,000	$49.91	02/08/2021
	02/09/2012	0	112,800	$51.76	02/09/2022
Ward J. Timken, Jr.	02/06/2006	114,000	0	$30.93	02/06/2016	12/31/2008	835	$39,938
	02/05/2007	114,000	0	$29.23	02/05/2017	02/08/2010	14,000	$669,620
	02/04/2008	127,000	0	$30.70	02/04/2018	02/08/2011	13,350	$638,531
	02/02/2009	41,150	41,150	$14.74	02/02/2019
	02/08/2010	83,550	83,550	$22.67	02/08/2020
	02/08/2011	26,500	79,500	$49.91	02/08/2021
	02/09/2012	0	90,200	$51.76	02/09/2022
Glenn A. Eisenberg	02/02/2009	0	13,525	$14.74	02/02/2019	12/31/2008	6	$287
	02/08/2010	0	27,450	$22.67	02/08/2020	02/08/2010	5,450	$260,674
	02/08/2011	7,875	23,625	$49.91	02/08/2021	02/08/2011	4,725	$225,997
	02/09/2012	0	28,900	$51.76	02/09/2022
Christopher A. Coughlin	02/02/2009	12,000	4,000	$14.74	02/02/2019	02/02/2009	875	$41,851
	02/08/2010	8,550	8,550	$22.67	02/08/2020	02/08/2010	2,500	$119,575
	02/08/2011	6,900	20,700	$49.91	02/08/2021	02/08/2011	3,900	$186,537
	02/09/2012	0	26,200	$51.76	02/09/2022	08/06/2012	25,000	$1,195,750
Salvatore J. Miraglia, Jr.	02/02/2009	0	11,825	$14.74	02/02/2019	12/31/2008	52	$2,487
	02/08/2010	0	24,000	$22.67	02/08/2020	02/08/2010	4,378	$209,400
	02/08/2011	6,900	20,700	$49.91	02/08/2021	02/08/2011	3,794	$181,467
	02/09/2012	0	26,200	$51.76	02/09/2022
Richard G. Kyle	02/02/2009	0	4,000	$14.74	02/02/2019	02/02/2009	875	$41,851
	02/08/2010	8,550	8,550	$22.67	02/08/2020	02/08/2010	2,500	$119,575
	02/08/2011	6,900	20,700	$49.91	02/08/2021	02/08/2011	3,900	$186,537
	02/09/2012	0	26,200	$51.76	02/09/2022	02/09/2012			4,750	$227,193
						08/06/2012	25,000	$1,195,750

(1)	All option awards shown are nonqualified stock options that vest 25 percent per year over the four-year period from the date of grant.

(2)	Aggregate stock awards shown include performance shares, restricted shares, and deferred shares that have time-based vesting as well as strategic performance shares that vest based on meeting performance requirements. Performance and restricted shares vest 25 percent per year over the four-year period from the date of grant, unless cancelled. Deferred shares vest 100 percent on the fifth anniversary of the grant. Strategic performance shares vest on the third anniversary of the grant, contingent upon the achievement of performance requirements. The market value of all shares shown in this column was determined based upon the closing price of our common stock on December 31, 2012 ($47.83).

2012 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to the exercise of stock options by and vesting of stock-based awards for our named executive officers during 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
James W. Griffith	186,175	$5,212,712	19,975	$1,026,869
Ward J. Timken, Jr.	68,150	$2,343,811	15,900	$817,377
Glenn A. Eisenberg	37,675	$1,151,452	6,025	$309,737
Christopher A. Coughlin	33,000	$841,280	3,975	$203,245
Salvatore J. Miraglia, Jr.	32,950	$963,112	4,975	$255,758
Richard G. Kyle	24,500	$728,368	4,000	$204,534

(1)	The value realized on the exercise of options is the difference between the exercise price and the fair market value of our common stock on the date of exercise. Fair market value is determined by a real-time trading quote from the New York Stock Exchange at the time of exercise.

(2)	The value shown in the table for stock awards is the number of shares multiplied by the fair market value of our common stock on the date of vesting. Fair market value is determined by the average of the high and low price of a share of common stock on the date of vesting.

PENSION BENEFITS

Qualified Plan

During 2003, the Company moved from a defined benefit retirement program (the “Qualified Plan”) to a core defined contribution retirement income program for all new salaried employees hired on or after January 1, 2004, as well as for current salaried employees whose age plus years of service with the Company equaled less than 50 as of December 31, 2003. Salaried employees whose age plus years of service equaled or exceeded 50 as of December 31, 2003 participate in a defined benefit plan with a formula of 0.75 percent per year of service times average earnings, including base salary and cash annual incentive compensation, for the highest five non-consecutive years of the ten years preceding retirement (“Final Average Earnings”). For all employees in a defined benefit plan as of December 31, 2003, the formula in effect at the time of service, using Final Average Earnings at retirement, would be applied to such service.

The benefit is generally payable beginning at age 65 for the lifetime of the employee, with alternative forms of payment available with actuarial adjustments. Participants may retire early for purposes of the Qualified Plan if they meet any of the following eligibility requirements:

•	Age 62 and 15 years of service;

•	Age 60 and 25 years of service; or

•	Any age and 30 years of service.

In addition, participants age 55 with at least 15 years of service may retire and receive the portion of their Qualified Plan benefit attributable to service earned after 2003. As of December 31, 2012, Messrs. Griffith and Miraglia were the only named executive officers who were eligible for early retirement.

Benefits for service after December 31, 1991 are reduced for early commencement at a rate of 3 percent per year before age 60 for the portion of the benefit attributable to service earned between 1992 and 2003, and 4 percent per year before age 62 for the portion of the benefit attributable to service earned after 2003.

Supplemental Pension Plan

Consistent with the retirement income program changes the Company implemented for its salaried employees generally, the Company also reviewed and modified its SERP, effective January 1, 2004. Supplemental retirement income benefits under the SERP will be calculated using a target benefit of 60 percent of Final Average Earnings, offset by any defined benefit plan payments provided by the Company and the aggregate earnings opportunity provided by any Company contributions under the core defined contribution program, the SIP Plan and the Post-Tax Savings Plan. For all named executive officers other than Mr. Kyle, the officer must have at least 10 years of Company service to receive 100 percent of the supplemental benefit. Mr. Kyle must have at least 15 years of Company service. Benefits will be prorated for Company service of less than 10 years (15 years for Mr. Kyle). The supplemental benefit will vest after 5 years of service as an officer of the Company, with normal retirement being considered as of age 62. Early retirement at age 55 with at least 15 years of Company service will be available, but if benefits are commenced early, they will be reduced by 4 percent per year for each year of early commencement prior to age 62.

For both the Qualified Plan and the SERP, only actual years of service are counted in calculating pension benefits, except in the case of involuntary termination without cause, in which case up to two additional years of service will be credited.

2012 PENSION BENEFITS TABLE

The following table sets forth the number of years of credited service and actuarial value of the defined benefit pension plans for our named executive officers as of December 31, 2012:

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)
James W. Griffith (2)	Supplemental Plan	28.5	$15,780,000
	Qualified Plan	28.5	$ 835,000
Ward J. Timken, Jr. (3)	Supplemental Plan	20.6	$ 5,845,000
	Qualified Plan	11.6	$ 208,000
Glenn A. Eisenberg (3)	Supplemental Plan	11.0	$ 5,375,000
	Qualified Plan	2.0	$ 45,000
Christopher A. Coughlin	Supplemental Plan	28.5	$ 2,573,000
	Qualified Plan	28.5	$ 546,000
Salvatore J. Miraglia, Jr. (2)	Supplemental Plan	40.5	$ 6,893,000
	Qualified Plan	40.5	$ 1,417,000
Richard G. Kyle	Supplemental Plan	6.7	$ 822,000
	Qualified Plan	0.0	$ 0

(1)	The “Present Value of Accumulated Benefit” is the present value as of December 31, 2012 of the pension benefits earned as of such date that would be payable under that plan for the life of the executive, beginning at age 62. Age 62 is the earliest age an unreduced benefit is payable from the plans. The assumptions used to determine the present value include a 4 percent discount rate and mortality according to the RP-2000 Mortality Table. Benefits were determined assuming no probability of termination, retirement, death, or disability before age 62. For 2012, the Internal Revenue Code pay limit was $250,000 and the maximum benefit was $200,000.

(2)	Due to their length of service as officers of the Company, Mr. Griffith and Mr. Miraglia were grandfathered in a prior SERP formula for service before 2004. The following formula applies to each of them: (1) 1.75 percent of Final Average Earnings, reduced by 1.25 percent of the Social Security benefit, times years of service prior to January 1, 2004, the result increased by 5 percent; plus (2) the benefit under the formula discussed in the Supplemental Pension Plan section above, times the ratio of service after December 31, 2003 to total service.

(3)	Because neither Mr. Eisenberg nor Mr. Timken had a combination of age and service with the Company that equaled or exceeded 50 as of December 31, 2003, they do not accumulate any service under the Qualified Plan after December 31, 2003. Because Mr. Kyle was hired after January 1, 2004, he did not accumulate any service under the Qualified Plan.

2012 NONQUALIFIED DEFERRED COMPENSATION

The table below sets forth information regarding Deferred Compensation Plan contributions, earnings and withdrawals during 2012 and the account balances as of December 31, 2012 for the named executive officers:

Name	Executive Contributions in 2012 (1)	Company Contributions in 2012 (1)	Aggregate Earnings in 2012 (2)	Aggregate Withdrawals/ Distributions in 2012	Aggregate Balance at December 31, 2012 (3)
James W. Griffith	$0	$0	$207,652	$0	$1,138,294
Ward J. Timken, Jr.	$136,352	$174,231	$29,335	$0	$925,333
Glenn A. Eisenberg	$0	$0	$0	$0	$0
Christopher A. Coughlin	$0	$0	$0	$0	$0
Salvatore J. Miraglia, Jr.	$0	$0	$105,935	$0	$620,162
Richard G. Kyle	$11,880	$0	$6,408	$0	$165,528

(1)	Amounts shown as executive contributions or Company contributions in 2012 were reported in the 2012 Summary Compensation Table.

(2)	This column includes interest earned from cash deferrals, dividend equivalents earned from restricted share deferrals, interest earned on those dividend equivalents and appreciation or depreciation in value for restricted share deferrals. The earnings during this year and previous years were not above market or preferential; therefore these amounts were not included in the 2012 Summary Compensation Table.

(3)	Amounts included in the aggregate balances that previously were reported as compensation in the Summary Compensation Table for previous years (or would have been had the recipient been identified as a named executive officer) are as follows: Mr. Griffith — $524,000; Mr. Timken — $526,568; Mr. Miraglia — $267,000; and Mr. Kyle — $140,892.

We maintain a Deferred Compensation Plan that allows certain employees, including the named executive officers, to defer receipt of all or a portion of their salary, employee contributions and Company match that would otherwise be directed to the Post-Tax Savings Plan and/or incentive compensation payable in cash or shares of common stock until a future time they have specified. Cash deferrals earn interest quarterly at a rate equal to the prime rate plus 1 percent. Restricted share deferrals, which were previously allowed under the plan, earn dividend equivalents (cash equivalent to the value of dividends that would be paid on restricted shares) and interest on those dividend equivalents at the aforementioned rate. The Deferred Compensation Plan is not funded by the Company and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control in the Company, as defined in the plan, participants are entitled to receive deferred amounts immediately.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have entered into severance agreements with each of the named executive officers that provide for compensation in the event of termination of employment under certain circumstances (the “Severance Agreements”). In addition, the named executive officers are entitled to post-termination payments or benefits under agreements entered into under the Long-Term Incentive Plan and under our retirement and benefit plans under certain circumstances. The following circumstances would trigger post-termination payments to the named executive officers: change in control followed by certain events described below; involuntary termination without cause; retirement; permanent disability; and death. All scenarios are assumed to have a December 31, 2012 effective date.

Change In Control

Under the Severance Agreements with the named executive officers, when certain events occur, such as a reduction in the officer’s responsibilities or termination of the officer’s employment without cause, following a change in control of the Company (as provided in the Severance Agreements), the officer will be entitled to receive payment in an amount, grossed-up for any excise taxes payable by the individual, equal to a multiple of three times the sum of the officer’s annual base salary and the greater of: (1) the officer’s target annual amount of incentive compensation for the year in which the officer terminates employment; or (2) the officer’s target annual amount of incentive compensation for the year in which the change in control occurs. In addition, the officer would receive a lump sum amount representing the SERP benefit.

The lump sum amount is determined by calculating the benefit under the Qualified Plan and the SERP assuming the officer continued to earn service for three additional years with annual earnings during those three years equal to the compensation described above. The lump sum amount is reduced by the lump sum equivalent of the benefit payable from the Qualified Plan. This lump sum is determined based on mortality table and interest rate promulgated by the IRS under Section 417(e)(3) of the Internal Revenue Code.

The officer would also receive certain benefits based on contributions that would have been made to the SIP Plan and the Post-Tax Savings Plan during the three-year period. Any unvested equity-based grants would vest and become nonforfeitable. The officer would have five years to exercise all stock options. In the event of a change in control, the amounts payable under the Severance Agreements would become secured by a trust arrangement. The officer would also be entitled to continuation of health and welfare benefits through the severance period and career outplacement services.

At its meeting on December 9, 2010, the Compensation Committee of the Board of Directors approved a new form of Severance Agreement that eliminated the excise tax gross-up provision for new participants or existing participants moving into higher-level positions. This new form agreement provides that the participant can choose the “best net” benefit of either: (1) paying all excise taxes incurred with respect to the change-in-control benefits, without a gross-up by the Company; or (2) accepting aggregate change-in-control benefits that do not exceed the excise tax threshold. With Mr. Coughlin’s appointment to the position of President – Process Industries and Mr. Kyle’s appointment to the position of President – Mobile Industries and Aerospace effective January 1, 2011, they both entered into the new form of Severance Agreement containing this provision.

Voluntary Termination

The Company pays no severance, benefits, perquisites or vesting of any equity-based grants in the case of a voluntary termination.

Involuntary Termination With Cause

The Company provides no severance, benefits, perquisites or vesting of any equity-based grants in the case where an officer is terminated by the Company with cause. As provided in the Severance Agreements, termination with cause can occur only in the event that the officer has done any of the following: an intentional act of fraud, embezzlement or theft in connection with his duties with the Company; intentional wrongful disclosure of secret processes or confidential information of the Company or a Company subsidiary; or intentional wrongful engagement in any Competitive Activity (as defined in the Severance Agreements) which would constitute a material breach of the officer’s duty of loyalty to the Company.

If the Company terminates an officer’s employment for cause, no benefit is payable from any of the nonqualified pension plans.

Involuntary Termination Without Cause

In the case of an involuntary termination without cause, each named executive officer is entitled to severance equal to 1.5 times the sum of the officer’s base salary and highest annual incentive compensation during the preceding five years (not to exceed target), except that the Chairman and the Chief Executive Officer are instead entitled to severance of 2 times the sum of base salary and highest annual incentive compensation during the preceding five years (not to exceed target). In consideration for providing severance benefits, the Company receives confidentiality and non-compete covenants from the named executive officers, as well as a release of liability for all claims against the Company. Each named executive officer is also entitled to continuation of health and welfare benefits through the severance period and career outplacement services.

The values shown on the table below for the retirement benefits are payable in the same form and manner as discussed in the narrative following the Pension Benefits Table. For purposes of involuntary termination without cause, the benefit is determined and payable as described in the Pension Benefits discussion on pages 35 and 36, but with two additional years of service credit.

Retirement

“Retirement” infers retirement with the Company’s consent, which means either: (1) retirement of the named executive officer prior to age 62, if the Compensation Committee of the Board of Directors determines that such retirement is for the convenience of the Company; or (2) retirement of the named executive officer on or after age 62.

In addition to retirement benefits shown in the 2012 Pension Benefits Table (which are not shown in the following table of termination scenarios), benefits for named executive officers who retire with the Company’s consent include: prorated payouts of performance units, continued normal vesting of Long-Term Incentive Plan awards as if the officer had remained in the continuous employ of the Company, and SERP adjustments to retirement benefits if retiring prior to age 62.

Death or Permanent Disability

“Permanent Disability” occurs if a named executive officer qualifies for permanent disability benefits under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program.

Benefits for officers who die while actively employed are payable to the surviving spouse from the defined benefit pension plans at the officer’s normal retirement date (or on a reduced basis at an early retirement date) if the officer had at least five years of service. The benefit is equal to 50 percent of the benefit payable if the officer had terminated employment on the date of his death, survived to the payment date (as elected by spouse), elected the 50 percent joint and survivor form of payment and died the next day. If the executive has at least 15 years of service at time of death, the benefit is equal to 50 percent of the accrued benefit at time of death payable immediately, but with any applicable early commencement reduction. For executive officers appointed on or before 2003, a death benefit is also payable to the named beneficiary of the executive officer.

All equity-based Long-Term Incentive Plan grants immediately vest in the event of death or permanent disability. In the case of disability, the employee has up to five years to exercise stock options. There is a one-year expiration period in the case of death for the survivor to exercise stock options.

Termination Scenarios

	Mr. Griffith
	Voluntary Resignation	Termination With Cause	Retirement (7)	Death & Disability	Termination Without Cause	Change in Control
Cash Severance (1)	$0	$0	$0	$0	$4,708,500	$7,062,750
Cash LTIP Award (2)	$0	$0	$852,117	$852,117	$852,117	$852,117
Equity (3)	$0	$0	$967,231	$12,173,885	$8,930,855	$12,173,885
Retirement Benefits (4)	$0	$0	$1,139,000	$0	$602,000	$977,000
Other Benefits (5)	$0	$0	$0	$1,600,000	$40,000	$50,000
Excise Tax Gross-Up (6)						$0
Total	$0	$0	$2,958,348	$14,626,002	$15,133,472	$21,115,752

	Mr. Timken
	Voluntary Resignation	Termination With Cause	Retirement (7)	Death & Disability	Termination Without Cause	Change in Control
Cash Severance (1)	$0	$0		$0	$3,720,360	$5,580,540
Cash LTIP Award (2)	$0	$0		$673,380	$673,380	$673,380
Equity (3)	$0	$0		$9,676,867	$7,096,205	$9,676,867
Retirement Benefits (4)	$0	$0		$0	$0	$942,000
Other Benefits (5)	$0	$0		$600,000	$40,000	$50,000
Excise Tax Gross-Up (6)						$0
Total	$0	$0		$10,950,247	$11,529,945	$16,922,787

	Mr. Eisenberg
	Voluntary Resignation	Termination With Cause	Retirement (7)	Death & Disability	Termination Without Cause	Change in Control
Cash Severance (1)	$0	$0		$0	$1,685,250	$3,370,500
Cash LTIP Award (2)	$0	$0		$400,370	$400,370	$400,370
Equity (3)	$0	$0		$3,434,806	$2,439,953	$3,434,806
Retirement Benefits (4)	$0	$0		$0	$0	$659,000
Other Benefits (5)	$0	$0		$1,000,000	$35,000	$50,000
Excise Tax Gross-Up (6)						$0
Total	$0	$0		$4,835,176	$4,560,573	$7,914,676

	Mr. Coughlin
	Voluntary Resignation	Termination With Cause	Retirement (7)	Death & Disability	Termination Without Cause	Change in Control
Cash Severance (1)	$0	$0		$0	$1,312,605	$2,625,210
Cash LTIP Award (2)	$0	$0		$250,243	$250,243	$250,243
Equity (3)	$0	$0		$2,822,727	$1,030,835	$2,822,727
Retirement Benefits (4)	$0	$0		$0	$0	$1,631,000
Other Benefits (5)	$0	$0		$0	$35,000	$50,000
Excise Tax Gross-Up (6)						$0
Total	$0	$0		$3,072,970	$2,628,683	$7,379,180

	Mr. Miraglia
	Voluntary Resignation	Termination With Cause	Retirement (7)	Death & Disability	Termination Without Cause	Change in Control
Cash Severance (1)			$0
Cash LTIP Award (2)			$256,051
Equity (3)			$226,956
Retirement Benefits (4)			$0
Other Benefits (5)			$0
Excise Tax Gross-Up (6)
Total			$483,007

	Mr. Kyle
	Voluntary Resignation	Termination With Cause	Retirement (7)	Death & Disability	Termination Without Cause	Change in Control
Cash Severance (1)	$0	$0		$0	$1,312,605	$2,625,210
Cash LTIP Award (2)	$0	$0		$250,243	$250,243	$250,243
Equity (3)	$0	$0		$2,828,205	$1,036,313	$2,828,205
Retirement Benefits (4)	$0	$0		$0	$226,000	$1,378,000
Other Benefits (5)	$0	$0		$0	$35,000	$50,000
Excise Tax Gross-Up (6)						$0
Total	$0	$0		$3,078,448	$2,860,161	$7,131,658

(1)	“Cash Severance” amounts are defined by multiples of annual pay provided in the Severance Agreements entered into between the Company and each named executive officer.

(2)	“Cash LTIP Award” includes values granted under the Long-Term Incentive Plan to each named executive officer. The Severance Agreements require prorated payouts for current cycles.

(3)	“Equity” includes restricted shares, deferred shares, performance shares, strategic performance shares and stock option grants. Equity-based grants immediately vest in the event of a change in control (as defined in the Severance Agreements) followed by certain events previously described or at the time of death or permanent disability. Equity-based grants vest through the period of time represented by the cash severance multiple in the case of an involuntary termination. All full-share awards are valued at the closing price of our common stock on December 31, 2012, which was $47.83. All stock options are valued based on the difference between the above closing stock price and the exercise price (or zero if the difference is negative), times the number of unvested shares that would accelerate, as defined in the Severance Agreements. Beginning with the 2012 Long-Term Incentive Plan grant, we modified our equity grant agreements to require double-trigger vesting for awards in the event of a change in control.

(4)	“Retirement Benefits” represent the value of additional benefits earned under the qualified and supplemental plans as a result of retirement, termination without cause, or a change in control.

(5)	“Other Benefits” is continuation of health and welfare benefits through the severance period, with an estimated value of $10,000 per year, plus outplacement services with an estimated value of $20,000. Additionally, the Company entered into death benefit agreements with the named executive officers who were executive officers in October 2003. The amounts shown under “Death and Disability” represent the value of the death benefit payable under these agreements, which was two times the officer’s base salary in effect as of December 31, 2003.

(6)	“Excise Tax Gross-Up” represents the amount that the Company would pay to cover the excise tax of 20 percent above normal withholdings that would be imposed if a payment to an executive is over a calculated threshold as defined under the Internal Revenue Code. The Severance Agreements provide for a “gross-up” payment that ensures that after the executive pays all taxes, his net benefit includes the money he would have lost as a result of the excise tax. Based on the hypothetical change in control as of December 31, 2012, no excise tax would be triggered for Messrs. Griffith, Timken, Eisenberg and Miraglia. In 2011, Mr. Coughlin and Mr. Kyle entered into a Severance Agreement that does not contain the excise tax provision.

(7)	Values are shown under the retirement scenario for only those named executive officers who were eligible for normal retirement or early retirement with the Company’s consent as of December 31, 2012. Because Mr. Miraglia retired from the Company on December 31, 2012, the information shown for Mr. Miraglia reflects only this scenario.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information as of December 31, 2012 regarding the Long-Term Incentive Plan. Under the Long-Term Incentive Plan, we have made equity compensation available to Directors, officers, and other employees of the Company. The Long-Term Incentive Plan has been approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)(3)
Equity compensation plans approved by security holders (4)	4,006,663	$33.59	5,984,332
Equity compensation plans not approved by security holders	0	$0.00	0
Total:	4,006,663	$33.59	5,984,332

(1)	The amount shown in column (a) includes the following: nonqualified stock options — 3,717,340; performance shares — 98,022; deferred shares — 122,054; performance vested restricted stock units —19,947; and time vested restricted stock options — 49,300.

(2)	The weighted average exercise price in column (b) includes nonqualified stock options only.

(3)	The amount shown in column (c) represents shares of common stock remaining available under the Long-Term Incentive Plan, under which the Compensation Committee is authorized to make awards of option rights, appreciation rights, restricted shares, deferred shares, performance units and restricted stock units. Awards may be credited with dividend equivalents payable in the form of shares of common stock. In addition, under the Long-Term Incentive Plan, nonemployee Directors are entitled to awards of restricted shares, common stock and option rights. In 2011, a new Long-Term Incentive Plan was approved by shareholders authorizing 7,000,000 shares of common stock that may be issued. Shares from the prior long-term incentive plan are no longer available to be issued. Under the Long-Term Incentive Plan, for any award that is not an option right or a stock appreciation right, 2.12 shares of common stock are subtracted from the maximum number of shares of common stock available under the plan for every share of common stock issued under the award. For awards of option rights and stock appreciation rights, however, only one share of common stock is subtracted from the maximum number of shares of common stock available under the plan for every share of common stock granted.

(4)	The Company also maintains the Director Deferred Compensation Plan and the 1996 Deferred Compensation Plan pursuant to which Directors and employees, respectively, may defer receipt of shares of common stock authorized for issuance under the Long-Term Incentive Plan. The table does not include separate information about these plans because they merely provide for the deferral, rather than the issuance, of shares of common stock.

ITEM NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, an independent registered public accounting firm, to perform the audit of our financial statements and our internal control over financial reporting for the 2013 fiscal year. Ernst & Young has acted as our independent accounting firm for many years.

The selection of Ernst & Young as our independent auditors is not required to be submitted to a vote of our shareholders for ratification. However, the Board of Directors believes that obtaining shareholder ratification is a sound governance practice. If our shareholders fail to vote on an advisory basis in favor of the selection of Ernst & Young, the Audit Committee will reconsider whether to retain Ernst & Young and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest.

The affirmative vote of a majority of the votes cast on this matter is necessary to ratify the appointment of Ernst & Young. Abstentions will not be counted for determining whether this matter is approved.

Representatives of Ernst &Young are expected to be present at the 2013 Annual Meeting of Shareholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS FOR THE 2013 FISCAL YEAR.

AUDITORS

Set forth below are the aggregate fees billed by Ernst & Young for professional services rendered to us in 2012 and 2011.

	2012	2011
Audit Fees:
Consolidated financial statements	$2,084,800	$1,726,400
Sarbanes Oxley — Section 404 attestation	767,900	762,000
Statutory audits	581,700	809,300
Regulatory filings (SEC)	0	0
Accounting consultations	94,900	106,300

	3,529,300	3,404,000

Audit-related fees:
Employee benefit plan audits	340,100	282,800
Other audit related consultations	3,000	57,000
International statutory filings	0	0

	343,100	339,800

Tax fees:
Tax compliance	161,000	137,700
Tax advisory	83,400	235,100

	244,400	372,800

All other fees:	0	0

Total fees	$4,116,800	$4,116,600

The Audit Committee has adopted policies and procedures requiring pre-approval of all services provided by the independent auditor. Other than services pre-approved in connection with the annual engagement of the independent auditor, all services to be provided by the independent auditor must be pre-approved by the Audit Committee. Requests for pre-approval must contain sufficient detail to ensure the Audit Committee knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. Additionally, the Audit Committee has pre-approved the provision of a limited number of specific services that do not require further action by the Audit Committee. The Audit Committee has delegated its pre-approval authority to one of its members who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. All of the services described above under “Audit-related fees” and “Tax fees” were approved by the Audit Committee in accordance with its pre-approval policies and procedures.

ITEM NO. 3

SHAREHOLDER ADVISORY VOTE ON

NAMED EXECUTIVE OFFICER COMPENSATION

We believe that our compensation programs for our named executive officers:

•	enable us to attract, retain and motivate superior quality executive management;

•	reward executive management for financial performance and achievement of strategic objectives; and

•	align the financial interests of executive management with those of our shareholders.

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, we are asking you to cast an advisory (non-binding) vote on the following resolution at our 2013 Annual Meeting of Shareholders:

RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the CD&A, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.

As an advisory vote, this resolution is not binding on us. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers. We are currently conducting this advisory vote, commonly known as a “say-on-pay” vote, every year, and expect to hold the next say-on-pay vote in connection with our 2014 annual meeting.

The affirmative vote of a majority of the votes cast is necessary for approval of the resolution. Abstentions and broker non-votes will not be counted for determining whether the resolution is approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

AMENDMENTS TO THE COMPANY’S AMENDED ARTICLES OF

INCORPORATION AND AMENDED REGULATIONS

On February 8, 2013, our Board unanimously approved amendments to our Amended Articles of Incorporation and Amended Regulations and recommended that the amendments be submitted to a vote of our shareholders at the 2013 Annual Meeting of Shareholders. The amendments, if approved, would eliminate certain supermajority voting requirements contained in our Amended Articles and Amended Regulations. Supermajority voting provisions generally are viewed as providing protection against self-interested action by large shareholders by encouraging a person seeking to affect a significant corporate action to negotiate with its board to reach terms that are fair and that provide the best results for all shareholders. However, corporate governance standards have evolved, and many investors and commentators now view certain of these provisions as limiting a board’s accountability to shareholders and the ability of shareholders to effectively participate in corporate governance. In approving the amendments and recommending that the shareholders approve the amendments, our Board has considered the requirements of Ohio law, the potential governance implications of changing shareholder voting requirements and input from discussions with our shareholders. The proposed amendments are separated into two proposals (Items No. 4 and No. 5) to allow shareholders to review and vote on each change separately. The approval or rejection of one proposal will not affect the approval or rejection of the other proposal.

ITEM NO. 4

APPROVAL OF AMENDMENTS TO COMPANY’S AMENDED ARTICLES OF

INCORPORATION

Our Amended Articles currently require that any amendments to our Amended Articles be approved by: (a) the affirmative vote of the holders of record entitled to exercise a majority of the voting power on such proposal if such proposal has been recommended by a two-thirds vote of the Directors then in office as being in the best interests of the Company and its shareholders; (b) the affirmative vote, at a meeting, of the shareholders of record entitled to exercise two-thirds of the voting power on such proposal; or (c) the affirmative vote or approval of, and in a writing or writings signed by, all the shareholders who would be entitled to notice of a meeting of shareholders held for such purpose.

Our Board has unanimously approved an amendment to our Amended Articles to require that any amendments to our Amended Articles be approved by the affirmative vote of the holders of record entitled to exercise a majority of the voting power on such amendment along with the recommendation of the directors of the Company then in office, as set forth in the full text of the proposed amendment to Article Seventh in Appendix C attached to this Proxy Statement:

If the proposal to amend our Amended Articles is not approved, our Amended Articles will continue to require a two-thirds vote of the Directors then in office to lower the shareholder voting requirement to a majority of the voting power; otherwise, any amendment to our Amended Articles would require shareholder approval by two-thirds of the voting power or approval by unanimous written consent of all of our shareholders.

Because at least two-thirds of our Board has approved the proposed amendment to our Amended Articles, the affirmative vote of holders of at least a majority of our outstanding common shares is necessary for approval of this proposal. Accordingly, abstentions and broker non-votes will have the same effect as votes cast against the proposal to amend our Amended Articles. Shares represented by properly executed proxies will be voted at the meeting in accordance with the shareholders’ instructions. In the absence of specific instructions, the shares will be voted FOR the proposal to amend our Amended Articles.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND OUR AMENDED ARTICLES.

ITEM NO. 5

APPROVAL OF AMENDMENTS TO COMPANY’S AMENDED REGULATIONS

Our Amended Regulations contain certain provisions that require more than a majority vote of our shareholders to take certain actions. Currently under our Amended Regulations:

•

At any meeting of shareholders, if a candidate nominated for Director is unable, for any reason, to accept such nomination or serve as a Director, the Directors then in office or the holders of two-thirds of the shares entitled to vote at the meeting may substitute another person as a nominee, or reduce the number of nominees;

•	The number of Directors may be changed by the vote of the holders of two-thirds of the shares entitled to be voted at any meeting of shareholders called to elect Directors;

•

A Director may be removed from office, as permitted by Ohio law, by the Directors then in office or, upon the recommendation of two-thirds of the Directors then in office, by the vote of the holders of two-thirds of the shares entitled to be voted to elect Directors; and

•

Any amendments to our Amended Regulations by our shareholders must be approved by: (a) the affirmative vote of the holders of record entitled to exercise a majority of the voting power on such proposal if such proposal has been recommended by a two-thirds vote of the Directors then in office as being in the best interests of the Company and its shareholders; (b) the affirmative vote, at a meeting of the shareholders of record entitled to exercise two-thirds of the voting power on such proposal; or (c) the affirmative vote or approval of, and in a writing or writings signed by, all the shareholders who would be entitled to notice of a meeting of shareholders held for such purpose.

Our Board has unanimously approved amendments to our Amended Regulations to reduce the shareholder voting requirements described above as follows, as set forth in the full text of the proposed amendments in Appendix D attached to this Proxy Statement:

•

At any meeting of shareholders, if a candidate nominated for Director is unable, for any reason, to accept such nomination or serve as a Director, another person may be substituted as a nominee, or the number of nominees may be reduced to such extent as deemed advisable, by the Directors then in office or by the approval of a majority of votes cast;

•	The number of Directors may be changed by the approval of a majority of the votes cast at any meeting of shareholders called to elect Directors;

•

A Director may be removed from office, as permitted by Ohio law, by the Directors then in office or by the vote of the holders of a majority of the shares entitled to be voted to elect Directors in place of those to be removed (without requiring the recommendation of two-thirds of the Directors then in office); and

•

Any amendments to our Amended Regulations by our shareholders must be approved by the affirmative vote of the holders of record entitled to exercise a majority of the voting power on such proposal if such proposal has been recommended by the Directors then in office as being in the best interests of the Company and its shareholders.

If the proposal to amend our Amended Regulations is not approved, our Amended Regulations will continue to require more than a majority vote of our shareholders in the circumstances described above.

Because at least two-thirds of our Board has approved the proposed amendments to our Amended Regulations, the affirmative vote of holders of at least a majority of our outstanding common shares is necessary for approval of this proposal. Accordingly, abstentions and broker non-votes will have the same effect as votes cast against the proposal to amend our Amended Regulations. Shares represented by properly executed proxies will be voted at the meeting in accordance with the shareholders’ instructions. In the absence of specific instructions, the shares will be voted FOR the proposal to amend our Amended Regulations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND OUR AMENDED REGULATIONS.

ITEM NO. 6

SHAREHOLDER PROPOSAL

A shareholder, California State Teachers’ Retirement System (100 Waterfront Place, MS-04, West Sacramento, California 95605-2807) (“CalSTRS”), has notified the Company of its intention to offer the following proposal for consideration of the shareholders at the 2013 Annual Meeting of Shareholders. According to a Schedule 13D, dated January 16, 2013, filed with the Securities and Exchange Commission by CalSTRS, it is the owner of 389,667 shares of the Company, which is approximately 0.41 percent of our outstanding common shares as of the record date.

Proposal

Shareholders recommend that the Board of Directors and management act expeditiously, consistent with effective tax considerations, to engage an investment banking firm to effectuate a spin-off of Timken’s steel business segment (“Steel business”) into a separately traded public company.

Supporting Statement

CalSTRS, together with Relational Investors, a large shareholder, believes that the market significantly undervalues Timken due to its combination of two incongruent, core businesses and that a spin-off of the Steel business from the remaining business segments (collectively, “Bearings business”) would maximize shareholder value.

Based on the Company’s 2011 Annual Report filed on Form 10-K, Timken’s Steel business represents 37% of total revenues and 34% of operating income. We believe that a spin-off of the Steel business would fundamentally change the way the market values the overall business. Specifically, the Steel business would be valued and classified as a “materials” company and the Bearings business as an “industrial” company.

A spin-off of the Steel business would be consistent with the actions taken by many major industrial companies.

Based on Timken’s financial disclosures, its Bearings and Steel businesses each compare favorably to peers as measured by return on invested capital, operating margins, and revenue growth; however, Timken’s valuation multiples are significantly discounted to peers in their respective industries. Separating the Bearings and Steel businesses would allow the market to value each business as a “pure play” in line with peer trading multiples in their respective sectors and eliminate existing misunderstandings of the assets by investors specializing in the different sectors.

The Company acknowledged this issue at an Investor Conference on December 6, 2011 (“2011 Conference”). Process Industries President, Christopher Coughlin, remarked: “[a]fter speaking with many of you, this [Steel business] is clearly the most misunderstood business within the Timken Company…”

We believe that a spin-off of the Steel business would not destroy any existing synergies created by the integration. The Company has indicated that, “the steel that we make we use within our Bearing and Power Transmission Group. Having said that, we only use around 10% of what we make internally. So 90% is sold to a third party. So from that respect, if we were to exit the Steel business, we could arrange supply arrangements where we could be using the steel that we currently make ourselves.” (CFO, Glenn Eisenberg, 2011 Conference).

A spin-off transaction would allow both independent entities to remain headquartered in Canton, Ohio and thereby, potentially create incremental corporate job opportunities as independently operated businesses.

The Company has suggested that improving returns and decreasing volatility in the Steel business will correct the trading discount. Mr. Eisenberg indicated at a recent conference that the key to improving Timken’s valuation is to improve returns across the economic cycle. Even if such improvements materialize, we believe Timken will still trade at a discount to its potential value as two independent companies due to the widely divergent business characteristics. Accordingly, we request that the shareholders support this proposal.

THE BOARD OF DIRECTORS’ RESPONSE TO THE SHAREHOLDER PROPOSAL

The Board of Directors recommends that you vote AGAINST this proposal.

For the reasons set forth below, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to not spin-off the Company’s steel business.

The Board of Directors and management regularly evaluate the optimal allocation of capital to generate shareholder value, including capital expenditures, pension funding, acquisitions, divestitures and returning capital to shareholders in the form of dividends and share repurchases.

As part of this process, the Board, with input from outside advisors, has carefully evaluated separating the steel and bearing businesses. There are significant technology, cost and revenue synergies between the bearing and steel businesses. Based on its review, the Board has determined that the value created by these synergies, the diversification benefits from continuing to operate under the Company’s current structure and the costs of a separation would offset any near-term valuation increase that might result from a separation of the businesses at this time.

The combination of the steel and bearing businesses, which stands as an integral part of the Company’s strategy to deliver shareholder value, leverages the Timken team’s collective knowledge of metallurgy and friction management, its expanding product portfolio and its ability to execute across important end markets around the globe. Key benefits of the combined businesses are:

•

Common end markets: Timken steel and bearing businesses serve common end-market sectors including energy, mining, construction, aerospace and defense, industrial machinery, agriculture, automotive, rail and heavy industry. The Company’s deep understanding of these key markets enhances its ability to efficiently provide a full range of products and solutions across these markets on a global basis.

•

Shared Customers: The two businesses share many of the same customers, which drives increased brand awareness of the diversified and broad Timken product portfolio and creates significant cross-selling opportunities.

•

Shared expertise: The Timken steel and bearing businesses both make and market high-performance products used in challenging applications under some of the most demanding conditions. The shared technical knowledge and research synergies that exist across the businesses improve production and engineering capabilities, enabling Timken to meet growing demand for highly engineered products. This expertise also results in operating efficiencies across the organization in areas such as supply chain, manufacturing, pricing, customer service and delivery performance.

•

Incremental Return: The complementary nature of the steel and bearing businesses allows the Company to deploy capital strategically in ways that provide incremental benefits across the entire portfolio.

Over the past several years, Timken has made significant progress in improving overall financial performance and creating greater shareholder value. As a result, the Company has delivered top quartile performance over the past five years in terms of operating margin, return on invested capital and total shareholder return relative to its peers.

Even within their own proposal, the shareholders advocating a spin off acknowledge that both the bearing and steel businesses “compare favorably to peers as measured by return on invested capital, operating margins and revenue growth.” While the key synergies described above contribute to these results, a separation of the businesses would only result in lower returns for both businesses.

In the view of the Board of Directors, the current structure best positions The Timken Company to continue delivering strong results across industry and economic cycles, creating greater shareholder value than two separate businesses could deliver.

The affirmative vote of a majority of the votes cast is necessary for approval of this proposal. Abstentions and broker non-votes will not be counted for determining whether the resolution is approved.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and Directors, and persons who own more than 10 percent of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange, and to provide us with copies of such reports. We are required to disclose any failure by any of the above-mentioned persons to file timely Section 16 reports.

Based solely upon its review of the copies of such reports furnished to us, or written representations that no forms were required to be filed, we are not aware of any instances of noncompliance, or late compliance, with such filings during the year ended December 31, 2012, by our executive officers, Directors, or 10 percent shareholders.

SUBMISSION OF SHAREHOLDER PROPOSALS

We must receive by November     , 2013 any proposal of our shareholders intended to be presented at the 2014 Annual Meeting of Shareholders and to be included in our proxy materials related to the 2014 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Such proposals should be submitted by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934

in connection with the 2014 Annual Meeting of Shareholders (“Non-Rule 14a-8 Proposals”) must be received by us by February     , 2014 or such proposals will be considered untimely under Rule 14a-4(c) of the Securities Exchange Act of 1934. Our proxy related to the 2014 Annual Meeting of Shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after February     , 2014.

SHAREHOLDER COMMUNICATIONS

Shareholders or interested parties may send communications to the Board of Directors, to any standing committee of the Board, or to any Director, in writing c/o The Timken Company, 1835 Dueber Avenue, S.W., P.O. Box 6932, Canton, Ohio 44706-0932. Shareholders or interested parties may also submit questions, concerns or reports of misconduct through the Timken Helpline at 1-800-846-5363 and may remain anonymous. Communications received may be reviewed by the office of the General Counsel to ensure appropriate and careful review of the matter.

GENERAL

On the record date of February 20, 2013, there were 96,013,126 outstanding shares of our common stock, each entitled to one vote upon all matters presented to the meeting. The presence in person or by proxy of not less than 50 percent of such shares shall constitute a quorum for purposes of the 2013 Annual Meeting of Shareholders.

The enclosed proxy is solicited by the Board of Directors, and the entire cost of solicitation will be paid by the Company. In addition to solicitation by mail, our officers and other employees, without extra remuneration, may solicit the return of proxies by any means of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses. We have retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee not to exceed $15,000 plus reasonable out-of-pocket expenses.

Shares represented by properly executed proxies will be voted at the meeting in accordance with the shareholders’ instructions. In the absence of specific instructions, the shares will be voted FOR the election of Directors as indicated under Item No. 1, FOR Item No. 2, FOR Item No. 3, FOR Item No. 4, FOR Item No. 5, and AGAINST Item No. 6, and, as to any other business as may be properly brought before the 2013 Annual Meeting of Shareholders and any adjournments or postponements thereof, in the discretion of the proxy holders.

You may revoke your proxy at any time before the 2013 Annual Meeting of Shareholders by a later dated proxy received by us or by giving notice to us either in writing or at the meeting.

Corporate Election Services, Inc. (“CES”) will be responsible for tabulating the results of shareholder voting. CES will submit a total vote only, keeping all individual votes confidential. Representatives of CES will serve as inspectors of election for the 2013 Annual Meeting of Shareholders. Under Ohio law and our Amended Articles of Incorporation and Amended Regulations, properly executed proxies marked “abstain” will be counted for purposes of determining whether a quorum has been achieved at the 2013 Annual Meeting of Shareholders, but proxies representing shares held in “street name” by brokers that are not voted with respect to any proposal will not be counted for quorum purposes.

The Securities and Exchange Commission permits companies to send a single set of annual disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, such shareholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of our common stock held through such brokerage firms. If your family has multiple accounts holding shares of our common stock, you already may have received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report on Form 10-K for the year ended December 31, 2012 promptly upon your written or oral request. You may decide at any time to revoke your decision to household and thereby receive multiple copies.

After April 1, 2013, we will furnish to each shareholder, upon written request and without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2012, including financial statements and schedules thereto, filed with the Securities and Exchange Commission. Requests should be addressed to Scott A. Scherff, Corporate Secretary and Vice President — Ethics and Compliance, The Timken Company, 1835 Dueber Avenue, S.W. — GNE-01, Canton, Ohio 44706-2798.

APPENDIX A

Reconciliation of Corporate EBIT/BIC and Return on Invested Capital to U.S. GAAP Equivalents:

	2012	2011	2010	2009
Net Income	495.9	456.6	276.9
Add Income from Discontinued Operations, Net of Tax	0.0	0.0	(7.4)
Add Provision for Income Taxes	270.1	240.2	136.0
Add Net Interest	28.2	31.2	34.5

Calculated EBIT	794.2	728.0	440.0
Less Provision for Income Taxes	(270.1)	(240.2)	(136.0)

Calculated Net Operating Profit After Taxes	524.1	487.8	304.0

Total Debt	479.0	515.1	513.7	512.7
Total Equity	2,246.6	2,042.5	1,941.8	1,595.6

Calculated Invested Capital	2,725.6	2,557.6	2,455.5	2,108.3
Add Accrued Pension and Postretirement Benefits Costs	763.2	886.9	925.7	1,295.1
Less Cash, Cash Equivalents and Restricted Cash	(586.4)	(468.4)	(877.1)	(755.5)

Calculated BIC	2,902.4	2,976.1	2,504.1	2,647.9

EBIT/BIC
Calculated EBIT	794.2	728.0	440.0
Calculated BIC (two-point average)	2,939.3	2,740.1	2,576.0
Calculated EBIT/BIC	27.0%	26.6%	17.1%

ROIC
Calculated Net Operating Profit After Taxes	524.1	487.8	304.0
Calculated Invested Capital (two-point average)	2,641.6	2,506.6	2,281.9
Calculated ROIC	19.8%	19.5%	13.3%

A-1

APPENDIX B

Combined List of Companies in Towers Watson Executive Compensation

Database and Aon Hewitt US Total Compensation Measurement Executive Survey

1-800 Contacts

3M Company

7-Eleven, Inc.

A.O. Smith

Abbott Laboratories

AbitibiBowater

Accenture

ACCO Brands Corporation

ACH Food

Actavis Inc.

Acuity Brands

Acxiom Corporation

Adecco

AECOM Technology Corporation

Aerojet-General Corporation

AGC Chemicals Americas, Inc.

Agilent Technologies

AGL Resources

Agrium

Air Liquide

Air Products and Chemicals, Inc.

Alcoa

Alcon Laboratories

Alexander & Baldwin

Allergan, Inc.

Alliant Energy Corporation

Alliant Techsystems

Altria Group, Inc.

Alyeska Pipeline Service Company

Ameren Corporation

American Axle & Manufacturing, Inc.

American Chemical Society

American Crystal Sugar

American Electric Power

American Heart Association

American Standard

American Sugar Refining

AMERIGROUP

AmerisourceBergen

Ameron International Corporation

AMETEK

Amgen

AMSTED Industries Incorporated

Andersen Corporation

Anheuser-Busch InBev

Ann Taylor, Inc.

AOL

APL

Appleton Papers

Applied Materials

ARAMARK

Archer Daniels Midland

Arizona Public Service

Arkansas Electric Cooperative

Corporation

Armstrong World Industries

Arrow Electronics

Ash Grove Cement Company

Ashland

Associated Electric Cooperative Inc.

AstraZeneca

AT&T

Atwood Oceanics, Inc.

Automatic Data Processing, Inc.

AutoZone, Inc.

Avant Energy, Inc.

Avery Dennison Corporation

Avis Budget Group

Bain & Company, Inc.

BAE Systems

Ball Corporation

Bama Companies, Inc., The

Banner Health

Barnes Group

Battelle Memorial Institute

Bausch & Lomb Incorporated

Baxter International Inc.

Bayer AG

Bayer CropScience

Beckman Coulter

Belk, Inc.

Belo

Bemis

Benjamin Moore

Best Buy

Big Lots

Black Hills Corporation

Boeing

Boise, Inc.

Bon-Ton Stores, Inc.

BorgWarner Inc.

Boston Scientific

Bovis Lend Lease

Brady Corporation

BrightSource Energy Inc.

Bristol-Myers Squibb Company

Broadridge Financial Solutions, Inc.

Brown-Forman Corporation

Brunswick Corporation

Bucyrus International

Bunge

Burlington Northern Santa Fe

Corporation

Bush Brothers & Company

C&S Wholesale Grocers, Inc.

CA

Calgon Carbon

Calpine Corporation

Cameron International

Campbell Soup Company

Capital Power Corporation

Cardinal Health

Career Education Corporation

Carestream Health, Inc.

Cargill, Incorporated

Carlson Companies

Carmeuse North America Group

Carnival

Carpenter Technology

Caterpillar Inc.

CDI

CDW Corporation

CenterPoint Energy

Ceridian  Corporation

CF Industries

CGI Technologies & Solutions

Chattem

Chelan County Public Utility District

Chemtura

Chevron Global Power

Chicago Bridge and Iron Company

Chipotle Mexican Grill, Inc.

Chiquita Brands International, Inc.

Choice Hotels International

Chrysler

CHS Inc.

Cisco Systems

Cleco

Cliffs Natural Resources Inc.

Clipper Windpower

Clorox Company, The

Coach

Coca-Cola Company, The

Coinstar

Colgate-Palmolive Company

Collective Brands, Inc.

Comcast Corporation

ConAgra Foods, Inc.

Constellation Energy

Continental Automotive Systems

ConvaTec

Convergys

Cooper Industries, Inc.

CoreLogic

Corning

Covance

Covanta Holding Corporation

Covidien

CSR

CSX Corporation

Curtiss-Wright Corporation

CVS Caremark

Cytec

Daiichi Sankyo

Daimler Trucks North America

Dannon

Darden Restaurants, Inc.

Dassault Systems

Day & Zimmermann

Dean Foods Company

Deckers Outdoor

Del Monte Foods Company

Delhaize America

Dell

Delphi Corporation

Delta Air Lines Inc.

Deluxe Corporation

Dentsply

Dex One

Diageo North America, Inc.

Dole Food Company, Inc.

Dollar Tree Stores

Dominion Resources, Inc.

Domtar

Donaldson Company, Inc.

Dow Corning

Duke Energy Corporation

Dunkin’ Brands, Inc.

DuPont

E. I. du Pont de Nemours and Company

Eastman Chemical Company

Eastman Kodak

Eaton Corporation

eBay

Ecolab Inc.

Eddie Bauer LLC

Edison International

Edison Mission Energy

Edwards Lifesciences LLC

El Paso Corporation

Eli Lilly

Elkay Manufacturing

EMC

EMD Millipore

Emerson Electric Company

Endo Pharmaceuticals

Energizer Holdings, Inc.

EnergySolutions, Inc.

EnergySource LLC

Enpower Management Corporation

Ensco plc

enXco, Inc.

Equifax

Equity Office Properties

Ericsson

ESCO Technologies Inc.

Estee Lauder

Evergreen Packaging

Experian Americas

Express Scripts

Fair Isaac

Federal Reserve Information Technology

Federal-Mogul Corporation

FedEx Corporation

Ferro Corporation

Fidelity National Information Services

FirstGroup America, Inc.

Fiserv

Florida Municipal Power Agency

Fluor

FMC Corporation

Ford Motor Company

Fortune Brands, Inc.

Foster Wheeler AG

GAF Materials

Gardner Denver, Inc.

Garland Power & Light

GATX Corporation

Gavilon

Gaylord Entertainment

GDF SUEZ Energy Resources NA

GenCorp Inc.

Generac Holdings Inc.

General Atomics

General Dynamics Corporation

General Electric Company

General Mills, Inc.

General Motors Corporation

GenOn Energy

Genuine Parts Company

Genzyme

Georgia Gulf Corporation

GlaxoSmithKline  plc

Global Crossing Ltd.

Goodman Global

Goodrich Corporation

Google

Gordon Food Service

Gorton’s

Graco

Great River Energy

Greif

GROWMARK, Inc.

Grupo Ferrovial

GSI Commerce

GTECH

GWF Power Systems

H. B. Fuller Company

H. J. Heinz Company

Hallmark Cards, Inc.

Hanesbrands, Inc.

Harland Clarke

Harley-Davidson Motor Company Inc.

Harmon International Enterprises

Hasbro

Haworth, Inc.

Haynes International

HBO

HD Supply

HDR, Inc.

Headway Technologies

Herman Miller, Inc.

Hershey Company, The

Hertz

Hewlett-Packard

Hexcel

Hilton Worldwide

Hitachi Data Systems

HNI

HNTB Companies

Hoffmann-La Roche

Holcim

Home Depot, Inc., The

Honeywell International Inc.

Hormel Foods Corporation

Hostess Brands

Hot Topic, Inc.

Houghton Mifflin Harcourt Publishing

Hubbell Incorporated

Hunt Consolidated

Huntington Ingalls Industries, Inc.

Huron Consulting Group

Husky Injection Molding Systems

Hyatt Hotels

Hy-Vee, Inc.

Iberdrola Renewables Inc.

IBM

ICF International

Idaho Power Company

IDEXX Laboratories

IKON Office Solutions

Illinois Tool Works

IMS Health Inc.

Indeck Energy Services, Inc.

Industrial Electrical Wire & Cable Inc.

Ingersoll-Rand

Integrys Energy Group

Intel

Intercontinental Hotels

Intermountain  Healthcare

International Flavors & Fragrances

International Paper Company

Interpublic Group

ntrepid Potash

Invensys Controls

ION Geophysical

Irvine Company

ITT Corporation

ITT Mission Systems

J.C. Penney Company

J.M. Smucker

J.R. Simplot

Jabil Circuit

Jack in the Box

James Hardie Building Products

JBT Corporation

JEA

JM Family Enterprises

Johns-Manville

Johnson & Johnson

Johnson Controls, Inc.

Jones Lang LaSalle

Joy Global Inc.

Kaman Industrial Technologies

Kansas City Southern

Kao Brands

KBR

Kellogg Company

Kimberly-Clark

Kinder Morgan

Kinetic Concepts

Kinross Gold

Koch Industries

Kohler Company

Komatsu America

KONE, Inc.

L. L. Bean Incorporated

L’Oreal USA, Inc.

L-3 Communications Corporation

Land O’Lakes

Leggett and Platt

Lennox International Inc.

Level 3 Communications

Levi Strauss & Co.

Lexmark International

LG&E and KU Energy

Life Technologies

Limited Brands

Linde

Linet Americas, Inc.

Lockheed Martin Corporation

Lorillard Tobacco Company

Lubrizol

Luxottica Retail

Lyondell Chemical

Magellan Midstream Partners

ManTech International

Maple Leaf Foods Inc.

Morman Group, Inc., The

Marriott International, Inc.

Mars, Incorporated

Martin Marietta Materials, Inc.

Mary Kay

Masco Corporation

Mattel, Inc.

Matthews International

McClatchy

McCormick & Company, Inc.

McDonalds’

McGraw-Hill Companies

McKesson

MDC Holdings

Mead Johnson Nutrition Company

MeadWestvaco

Media General

Medicines Company

Medtronic, Inc.

Merck & Co., Inc.

Meritor, Inc.

Microsoft

Milacron

MillerCoors

Milliken & Company

MITRE Corporation, The

Mitsubishi Power Systems Americas

Mohawk Industries

Molson Coors Brewing Company

Momentive Specialty Chemicals

MoneyGram International, Inc.

Monsanto

Mosaic

Motorola

Motorola Mobility Solutions

Murphy Oil

MWH Global

Nalco Company

Navistar International

Navy Exchange Service Command

NCR

Nestle Purina PetCare Company

Nestle USA

New York Power Authority

Newmont Mining

NewPage Corporation

Nintendo of America

NiSource Inc.

Nissan North America

Nokia

Noranda Aluminum

Nordstrom

Norfolk Southern

North American Energy Services

Northern Star Generation Services

Company

Northrop Grumman Corporation

Novartis

Novartis Consumer Health

Novo Nordisk Pharmaceuticals

NRG Energy, Inc.

Nypro

Occidental Petroleum

Office Depot

OfficeMax Incorporated

OGE Energy Corporation

Oglethorpe Power Corporation

Oil States Industries, Inc.

Old Dominion Electric Corporation

Olin Corporation

OmniCare

OMNOVA Solutions Inc.

ONEOK Inc.

Orange Business Services

Oshkosh Truck Corporation

Overhead  Door

Owens Corning

Owens-Illinois, Inc.

Oxford Industries

Packaging Corporation of America

Pactiv Corporation

Panasonic of North America

Panduit Corporation

Papa John’s

Parker Hannifin

Parsons

Pella Corporation

Pentair, Inc.

Performance Food Group

Perkin Elmer

Petco Animal Supplies, Inc.

PetSmart

Pfizer

PG&E Corporation

Pier 1 Imports, Inc.

Pioneer Natural Resources Company

Pitney Bowes, Inc.

Plexus

Polaris Industries

Portland General Electric Company

Potash

PPG Industries, Inc.

PPL Corporation

Prairie State Generating Company, LLC

Praxair, Inc.

ProBuild Holdings

Procter & Gamble

Progress Energy, Inc.

Public Service Enterprise Group

Puget Sound Energy

Pulte Homes

Purdue Pharma

Quad Graphics, Inc.

QUALCOMM

Quest Diagnostics

Quintiles

R.R. Donnelley

Ralcorp Holdings

Rayonier Inc.

Raytheon Company

Reader’s Digest

Realogy

Redcats USA

Reddy Ice

Regal-Beloit

Regency Centers

Rent-A-Center

Research in Motion

Revlon, Inc.

Reynolds American Inc.

Ricardo

Rich Products Corporation

Rio Tinto

Roche Diagnostics

Rockwell Automation

Rockwell Collins

Ryder System, Inc.

S.C. Johnson & Son, Inc.

Safety-Kleen Systems

SAIC, Inc.

Sandia National Laboratories

Sanofi Pasteur

Sanofi-Aventis

Sara Lee Corporation

Sauer-Danfoss Inc.

SCA Americas

SCANA Corporation

Schreiber Foods Inc.

Schwan’s

Scotts Miracle-Gro

Scripps Networks Interactive

Seagate Technology

Sealed Air

Seminole Electric Cooperative Inc.

Sempra Energy

ServiceMaster Company, The

ShawCor

Sherwin-Williams Company, The

Siemens AG

Sigma-Aldrich

Smith & Nephew

Snap-on

Sodexo, Inc.

Solo Cup

Solutia Inc.

Sonoco Products Company

Space Systems Loral

Spirit AeroSystems

Sprint Nextel

SPX

SRA International

Stantec

Starbucks

StarTek

Starwood Hotels & Resorts Worldwide,

Inc.

Statoil

Steelcase Inc.

Stryker Corporation

Sulzer Pumps US

SunGard Data Systems

Sunoco, Inc.

Sunovion Pharmaceuticals

SuperValu Stores

Swagelok

Syngenta Crop Protection

Sypris Solutions, Inc.

T-Mobile USA

Takeda Pharmaceutical Company

Limited

Target Corporation

Taubman Centers

TDS Telecommunications Corporation

TE Connectivity

Tektronix

Temple-Inland Inc.

Tenaska Energy Inc.

Tenet Healthcare Corporation

Tennessee Valley Authority

Teradata

Terex Corporation

Terra-Gen Operating Company

Texas Industries, Inc.

Textron Inc.

Thermo Fisher Scientific

Thirty-One Gifts LLC

Thomas & Betts Corporation

Timberland Company, The

Time Warner

Time Warner Cable

Timken Company, The

Topaz Power Group LLC

Toro

Total System Services

Toys R Us

Travelport

Travis Company

Treasury Wine Estates Americas

Trident Seafoods

TriMas Corporation

True Value Company

TRW Automotive

Tupperware Corporation

Tyco Electronics Corporation

Tyco International

Tyson Foods Incorporated

U.S. Foodservice

Uline, Inc.

Underwriters Laboratories

Unilever United States Inc.

Union Pacific Railroad Company

Unisys Corporation

United Launch Alliance, LLC

United Rentals

United Space Alliance

United States Cellular

United States Steel

United Technologies Corporation

United Water

URS Energy & Construction

USG Corporation

UTi Worldwide

Valero Energy Corporation

Valmont Industries, Inc.

Vangent

Verde Realty

Verizon Communications Inc.

VF Corporation

VHA, Inc.

Viacom Inc.

Vision Service Plan

Visteon Corporation

Vulcan Materials Company

VWR International

W. L. Gore & Associates, Inc.

W. W. Grainger, Inc.

Walt Disney Company, The

Waste Management

Waters Corporation

Wellhead Electric Company, Inc.

Wendy’s/Arby’s Group

Western Union Company, The

Westinghouse Electric Company

Weyerhaeuser Company

Whirlpool

Williams Companies

Wilsonart International

Winnebago Industries

Wm. Wrigley Jr. Company

Wolters Kluwer

Wyndham Worldwide Corporation

Xcel Energy

Xerox Corporation

YRC Worldwide

Yum! Brands, Inc.

APPENDIX C

Amendment To Company’s Amended Articles Of Incorporation

If the Board proposal indicated under Item No. 4 is approved, then:

➢	Section Seventh of the Company’s Amended Articles of Incorporation would be amended as shown below (deletions are indicated by strikethrough text):

“SEVENTH: Unless otherwise expressly required by these Amended Articles of Incorporation, or by statute, these Amended Articles of Incorporation may be amended by the affirmative vote of the holders of record entitled to exercise a majority of the voting power on such proposal, if such proposal has been recommended by a ~~two-thirds~~ vote of the Directors then if office as being in the best interests of the Corporation and its shareholders~~, or by the affirmative vote, at a meeting, of the shareholders of record entitled to exercise two-thirds of the voting power on such proposal, or by the affirmative vote or approval of, and in a writing or writings signed by, all the shareholders who would be entitled to notice of a meeting of the shareholders held for such purpose, which writing or writings shall be filed with or entered upon the records of the Corporation~~.”

C-1

APPENDIX D

Amendments To Company’s Amended Regulations

If the Board proposal indicated under Item No. 5 is approved, then:

➢	Article II, Sections 1 and 3 of the Company’s Amended Regulations would be amended as shown below (insertions are indicated by underlining and bold, and deletions are indicated by strikethrough text):

“SECTION 1. Election, Number and Term of Office

Directors shall be elected at the annual meeting of shareholders, or if not so elected, at a special meeting of shareholders called for that purpose. Except as otherwise provided in these Regulations, a Director shall hold office until the next succeeding annual meeting and until his successor shall be elected and qualified, or until his earlier resignation, death or removal from office.

At any meeting of shareholders at which Directors are to be elected, only persons may be nominated as candidates with respect to whom proxies have been solicited from the holders of shares entitled to be voted at the meeting; provided that if any such candidate is unable, for any reason, to accept such nomination or to serve as a Director, another person may be substituted as a nominee, or the number of nominees may be reduced to such extent as deemed advisable, by the Directors then in office or the ~~holders of two-thirds of the shares entitled to be voted at the meeting may substitute another person as a nominee, or reduce the number of nominees to such extent as they shall deem advisable~~approval of a majority of votes cast.

Until changed in accordance with the provisions of statute, the Articles or the Regulations, the number of Directors of the Corporation shall be eleven. Without amendment of these Regulations, the number of Directors may be changed to not less than nine nor more than eighteen by the ~~vote of the holders of two-thirds of the shares entitled to be voted~~approval of a majority of votes cast at a meeting called to elect Directors. No reduction in the number of Directors shall have the effect of removing any Director prior to the expiration of his term of office.

Until the 2013 annual meeting of shareholders, the Directors shall be divided into three classes, designated as Class I, Class II and Class III, each class consisting of not less than three Directors nor more than six Directors each. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors. Each class or Director of any class being elected at any election of Directors held prior to the 2013 annual meeting of shareholders shall be separately elected.

At the 2010 annual meeting of shareholders, Directors elected for Class I shall hold office for a term of three years expiring at the 2013 annual meeting of shareholders and thereafter until their successors shall be elected and duly qualified. At the 2011 annual meeting of shareholders, Directors elected for Class II shall hold office for a term of two years expiring at the 2013 annual meeting of shareholders and thereafter until their successors shall be elected and duly qualified. At the 2012 annual meeting of shareholders, Directors elected for Class III shall hold office for a term of one year expiring at the 2013 annual meeting of shareholders and thereafter until their successors shall be elected and duly qualified. At each election of Directors after the 2012 annual meeting of shareholders, each Director shall be elected to hold office until the next annual meeting of shareholders and thereafter until his successor shall be elected and duly qualified.

The number of Directors fixed as provided in this Section may be increased or decreased by the Directors and the number of Directors as so changed shall be the number of Directors until further changed in accordance with this Section, provided that the Directors shall not increase the number of Directors to more than eighteen or decrease the number of Directors to fewer than nine. If the number of Directors is changed prior to the 2013 annual meeting of shareholders, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible.

D-1

SECTION 3. Removal

A Director may be removed from office, as permitted by statute, by the Directors then in office or~~, upon the recommendation of two-thirds of the Directors then in office,~~ by the vote of the holders of ~~two-thirds~~a majority of the shares entitled to be voted to elect Directors in place of those to be removed~~, except as otherwise provided by statute~~. For the purpose of determining “the Directors then in office”, the Director whose removal is proposed will not be deemed to be a Director, nor will such Director be entitled to vote thereon.

➢	Article V, Section 6 of the Company’s Amended Regulations would be amended as shown below (deletions are indicated by strikethrough text):

SECTION 6. Amendments

These Regulations may be amended (i) to the extent permitted by Chapter 1701 of the Ohio Revised Code, by the Directors, or (ii) by the affirmative vote of the holders of record entitled to exercise a majority of the voting power on such proposal, if such proposal has been recommended by a ~~two-thirds~~ vote of the Directors then in office as being in the best interests of the Corporation and its shareholders~~, or by the affirmative vote, at a meeting, of the shareholders of record entitled to exercise two-thirds of the voting power on such proposal, or by the affirmative vote or approval of, and in a writing or writings signed by, all the shareholders who would be entitled to notice of a meeting of the shareholders held for such purpose, which writing or writings shall be filed with or entered upon the records of the Corporation~~.”

D-2

PRELIMINARY COPY - SUBJECT TO COMPLETION
c/o Corporate Election Services P. O. Box 3200 Pittsburgh, PA 15230	VOTE BY TELEPHONE

Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch- tone phone, and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3200, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the Website and Cast your vote: www.cesvote.com	Vote by Mail Return your proxy card in the Postage-Paid envelope provided

Vote 24 hours a day, 7 days a week!

If you vote by telephone or Internet, please do not send your proxy by mail.

è

Proxy must be signed and dated below.

ê Please fold and detach card at perforation before mailing. ê

THE TIMKEN COMPANY	PROXY / VOTING INSTRUCTION CARD

The undersigned appoints W. J. Timken, Jr.; James W. Griffith; and Scott A. Scherff; and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned as specified on the reverse hereof at the Annual Meeting of Shareholders of THE TIMKEN COMPANY to be held at 1835 Dueber Avenue, S.W., Canton, Ohio, on May 7, 2013 at 10:00 a.m., and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on the reverse hereof, and, in their discretion on such other matters as may properly come before the meeting, and/or if the undersigned is a participant in one or more of the Company’s or its subsidiaries’ associate share ownership plans and has stock of the Company allocated to his or her account(s), the undersigned directs the trustee(s) of such plan(s) likewise to appoint the above-named individuals as proxies to vote and act with respect to all shares of such stock so allocated on the record date for such meeting in the manner specified on the reverse hereof at such meeting or any adjournment thereof, and in their discretion on such other matters as may properly come before the meeting.

Signature

Signature (if jointly held)

Date:

Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trust or guardian, please give full title as such.

PLEASE SIGN AND RETURN AS SOON AS POSSIBLE

PRELIMINARY COPY - SUBJECT TO COMPLETION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 7, 2013	Parking: Shareholders attending the meeting may park in the visitor lot behind the Corporate Office building.
10:00 a.m.
Corporate Auditorium (C1G)
The Timken Company
1835 Dueber Avenue, S.W.	Note: If your shares are held in street name, please bring a letter with you from your broker stating as such to the Annual Meeting.
Canton, OH 44706-2798
Telephone: (330) 438-3000

For directions to the Annual Meeting, you may call 330-471-3997.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the Company in writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

ê Please fold and detach card at perforation before mailing. ê

THE TIMKEN COMPANY	PROXY / VOTING INSTRUCTION CARD

The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified.

The Board of Directors recommends a vote FOR proposals 1, 2, 3, 4 and 5.

1.    Election of Directors to serve for a term of one year:

Nominees:	(01) John M. Ballbach	(02) Phillip R. Cox	(03) Diane C. Creel	(04) James W. Griffith
	(05) John A. Luke, Jr.	(06) Joseph W. Ralston	(07) John P. Reilly	(08) Frank C. Sullivan
	(09) John M. Timken, Jr.	(10) Ward J. Timken	(11) Ward J. Timken, Jr.	(12) Jacqueline F. Woods

              ☐    FOR all nominees listed above             ☐    WITHHOLD AUTHORITY to vote for all nominees listed above

              To withhold authority to vote for any individual nominee, strike a line through that nominee’s name above.

2.    To ratify the selection of Ernst & Young LLP as the independent auditor for the fiscal year ending December 31, 2013.

              ☐    FOR            ☐    AGAINST             ☐    ABSTAIN

3.    To approve, on an advisory basis, a resolution regarding named executive officer compensation.

              ☐    FOR            ☐    AGAINST             ☐    ABSTAIN

4.    To approve amending the Company’s Amended Articles of Incorporation.

              ☐    FOR            ☐    AGAINST             ☐    ABSTAIN

5.    To approve amending the Company’s Amended Regulations.

              ☐    FOR             ☐    AGAINST             ☐    ABSTAIN

The Board of Directors recommends a vote AGAINST proposal 6.

6.    To consider a proposal submitted by a shareholder recommending that the Board of Directors engage an investment banking firm to effectuate a spin-off of the Company’s steel business segment into a separately traded public company.

              ☐    FOR            ☐    AGAINST             ☐    ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

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CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.